AGREEMENT AND PLAN OF MERGER

                                  By and Among

                                 WIZKIDS, LLC,

                            THE TOPPS COMPANY, INC.,

                            TOPPS ENTERPRISES, INC.,

                              TOPPS FINANCE, INC.,

                                      And

                           THE MEMBER REPRESENTATIVE





                           Dated as of June 23, 2003

                               TABLE OF CONTENTS

LIST OF EXHIBITS                                                        iv

ARTICLE 1. THE MERGER                                                    2
Section 1.01      The Merger                                             2
Section 1.02      Closing                                                2
Section 1.03      Effective Time                                         2
Section 1.04      Effect of the Merger                                   2
Section 1.05      Certificate of Formation and Operating Agreement       2
Section 1.06      Manager and Officers                                   2
Section 1.07      Tax Treatment                                          2
Section 1.08      Organization of the Merger Subsidiary                  3

ARTICLE 2. EFFECT OF MERGER ON THE LIMITED LIABILITY COMPANY INTERESTS
                OF THE CONSTITUENT COMPANIES                             3
Section 2.01      Effect on Merger Subsidiary Interests                  3
Section 2.02      Conversion of Company Interests                        3

ARTICLE 3. MERGER CONSIDERATION                                          4
Section 3.01      Aggregate Merger Consideration                         4
Section 3.02      Closing Payments                                       4
Section 3.03      Post-Closing Payments                                  4
Section 3.04      Net Working Capital Adjustment                         5

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY                 7
Section 4.01      Organization                                           7
Section 4.02      Capital Structure                                      8
Section 4.03      Authority and Enforceability                           8
Section 4.04      No Violation                                           8
Section 4.05      Consents                                               9
Section 4.06      Subsidiaries                                           9
Section 4.07      Financial Statements                                   9
Section 4.08      No Undisclosed Liabilities                            10
Section 4.09      No Company Material Adverse Effect                    10
Section 4.10      No Changes                                            10
Section 4.11      Conduct of the Company Business                       10
Section 4.12      Real Property                                         10
Section 4.13      Tangible Property                                     11
Section 4.14      Inventory                                             11
Section 4.15      Accounts Receivable                                   11
Section 4.16      Intellectual Property                                 12
Section 4.17      Material Contracts                                    13
Section 4.18      Compliance with Law                                   14
Section 4.19      Material Permits                                      14
Section 4.20      Insurance                                             14
Section 4.21      Litigation                                            14
Section 4.22      Taxes                                                 15
Section 4.23      Employee Benefits                                     15
Section 4.24      Employment Matters                                    16
Section 4.25      Labor Relations                                       16
Section 4.26      Environmental Matters                                 17
Section 4.27      Customers and Suppliers                               17
Section 4.28      Brokers' and Finders' Fees                            18
Section 4.29      Affiliate Transactions                                18
Section 4.30      Illegal or Unauthorized Payments;
                     Political Contributions                            18
Section 4.31      Only Representations and Warranties                   18

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR PARTIES
                AND THE MERGER SUBSIDIARY                               18
Section 5.01      Organization                                          18
Section 5.02      Authority and Enforceability                          18
Section 5.03      No Violation                                          19
Section 5.04      Consents                                              19
Section 5.05      Litigation                                            19
Section 5.06      Due Diligence Investigation                           19
Section 5.07      Brokers' and Finders' Fees                            19
Section 5.08      Funding                                               20
Section 5.09      Pre-Merger Notification                               20
Section 5.10      The Merger Subsidiary                                 20

ARTICLE 6. CONDUCT PRIOR TO THE EFFECTIVE TIME                          20
Section 6.01      Affirmative Covenants of the Company                  20
Section 6.02      Negative Covenants of the Company                     20
Section 6.03      Product Releases                                      22
Section 6.04      Authorized Distributions                              22
Section 6.05      Consents and Approvals                                22
Section 6.06      No Solicitation                                       23
Section 6.07      Further Assurances                                    23
Section 6.08      Notice of Breach                                      23

ARTICLE 7. ADDITIONAL COVENANTS                                         23
Section 7.01      Access to Information                                 23
Section 7.02      Public Disclosure                                     24
Section 7.03      Members' Meeting                                      24
Section 7.04      Allocation                                            24
Section 7.05      Payments to Third Parties at Closing                  25
Section 7.06      Payments of Deferred Compensation                     25
Section 7.07      Transfer Taxes                                        25
Section 7.08      Tax Matters                                           25
Section 7.09      Directors' and Officers' Indemnification
                     and Insurance                                      26
Section 7.10      Insurance Policies                                    27
Section 7.11      Topps Credit Facility                                 28
Section 7.12      Employee Benefits and Bonus Plans                     28

ARTICLE 8. CONDITIONS TO THE MERGER                                     29
Section 8.01      Conditions to Each Party's Obligation
                     to Effect the Merger                               29
Section 8.02      Conditions to the Obligations of the Acquiror
                     and the Merger Subsidiary                          29
Section 8.03      Conditions to Obligations of the Company              30

ARTICLE 9. TERMINATION, AMENDMENT AND WAIVER                            31
Section 9.01      Termination                                           31
Section 9.02      Effect of Termination                                 32
Section 9.03      Amendment                                             32
Section 9.04      Extension; Waiver                                     32

ARTICLE 10. INDEMNIFICATION                                             33
Section 10.01     Survival                                              33
Section 10.02     Indemnification on Behalf of the Company              33
Section 10.03     Indemnification by the Acquiror Parties               33
Section 10.04     Claim Notice                                          34
Section 10.05     Third-Party Claims                                    34
Section 10.06     Cap and Deductible                                    35
Section 10.07     Determination of Damages                              35
Section 10.08     Exclusive Remedy                                      36
Section 10.09     Treatment for Tax Purposes                            36

ARTICLE 11. GENERAL PROVISIONS                                          36
Section 11.01     Member Representative                                 36
Section 11.02     Notices                                               38
Section 11.03     Interpretation                                        38
Section 11.04     Disclosure Schedules                                  39
Section 11.05     Entire Agreement; No Assignment;
                     No Third Party Beneficiaries                       39
Section 11.06     Severability                                          39
Section 11.07     Specific Performance                                  40
Section 11.08     Dispute Resolution                                    40
Section 11.09     Expenses                                              40
Section 11.10     Governing Law                                         40
Section 11.11     Representation                                        41
Section 11.12     Post-Closing Representation                           41
Section 11.13     No Personal Liability                                 41
Section 11.14     Payments to the Paying Agent                          41
Section 11.15     Counterparts                                          41


Schedule I  - Payments to be made to Company Interestholders at Closing
Schedule II - Distribution Percentages for Post-Closing Payments
                 to Company Interestholders

                                LIST OF EXHIBITS

                        A. Glossary of Defined Terms

                        B. Form of Voting Agreement

                        C. Form of Jordan Weisman Employment Agreement

                        D. Form of Certificate of Merger

                        E. Form of Joinder Agreement

                        F. Form of Indemnification Escrow Agreement

                        G. Form of Working Capital Escrow Agreement

                        H. Methodology of Allocation of the Aggregate Merger
                           Consideration among the Assets of the Company

                        I. Form of Opinion of Davis Wright Tremaine LLP

                        J. Form of Opinion of Willkie Farr & Gallagher

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger is made and entered into as of June 23, 2003, by and among Wizkids, LLC, a Delaware limited liability company (the "Company"), The Topps Company, Inc., a Delaware corporation (the "Acquiror"), Topps Enterprises, Inc., a Delaware corporation and a wholly owned subsidiary of the Acquiror (the "Holding Company"), Topps Finance, Inc., a Delaware corporation and a wholly owned subsidiary of the Holding Company ("Finance" and collectively with the Acquiror and the Holding Company, the "Acquiror Parties"), and, solely in his capacity as the Member Representative and solely for purposes of accepting his appointment as Member Representative under Section 11.01(b), Jordan K. Weisman.


                                    RECITALS


     A. Certain defined terms used in this Agreement are contained in the Glossary of Defined Terms attached as Exhibit A hereto.

     B. The respective boards of directors of the Acquiror Parties and the manager of the Company each deems it advisable and in the best interests of their respective companies and owners to engage in a business combination in which the Holding Company will form a wholly owned Delaware limited liability company (the "Merger Subsidiary"), Finance will make a cash dividend to the Holding Company, the Holding Company will contribute such cash to the Merger Subsidiary, and the Merger Subsidiary will merge with and into the Company. In furtherance thereof, the respective boards of directors of the Acquiror Parties and the manager of the Company each has approved the execution, delivery, and performance of this Agreement and the other agreements contemplated herein.

     C. Concurrently with the execution and delivery of this Agreement, certain members of the Company have duly executed and delivered to the Acquiror and the Company a Voting Agreement in the form attached as Exhibit B hereto, dated as of the date hereof (the "Voting Agreement"), pursuant to which each of the members described therein has agreed to vote his, her or its limited liability company interests in the Company in the manner set forth therein.

     D. The parties contemplate that, at Closing, Jordan K. Weisman, the Acquiror, and the Surviving Company will enter into an employment agreement in the form attached as Exhibit C hereto (the "Jordan Weisman Employment Agreement"), to become effective at the Effective Time.

     E.  The  parties  desire  to  make  certain  representations,   warranties,
covenants, and agreements in connection with the Merger and to prescribe various conditions to the consummation thereof, all as further set forth herein.


                                   AGREEMENT

     Accordingly, the parties, intending legally to be bound, agree as follows:

                                   ARTICLE 1.
                                   THE MERGER

     Section 1.01 The Merger. Subject to the terms and conditions set forth in this Agreement, at the Effective Time, the Merger Subsidiary shall be merged with and into the Company, and the separate limited liability company existence of the Merger Subsidiary shall cease. Following the Effective Time, the Company shall be the Surviving Company and a wholly owned subsidiary of the Holding Company, and shall by virtue of the Merger continue its limited liability company existence under the laws of the State of Delaware.

     Section 1.02 Closing. The closing of the Merger (the "Closing") will occur at 10:00 a.m. New York City time on the day that is as promptly as practical (but in no event later than the second business day) after satisfaction or waiver of the conditions set forth in Article 8 (the "Closing Date"), at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York, unless another date, time or place is agreed to in writing by the Acquiror and the Company.

     Section 1.03 Effective Time. On the Closing Date, the Acquiror Parties, the Merger Subsidiary, and the Company shall cause the Merger to be consummated by executing and filing a certificate of merger in the form attached as Exhibit D hereto (the "Certificate of Merger") with the Secretary of State of the State of Delaware. The Merger shall become effective as provided in the Certificate of Merger upon or after filing with the Secretary of State of the State of Delaware (the "Effective Time").

     Section 1.04 Effect of the Merger. The effect of the Merger shall be as provided in this Agreement and the applicable provisions of the Delaware Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and the Merger Subsidiary shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and the Merger Subsidiary shall become the debts, liabilities and duties of the Surviving Company.

     Section 1.05 Certificate of Formation and Operating Agreement. The certificate of formation and the limited liability company agreement of the Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the certificate of formation and the limited liability company agreement of the Surviving Company at the Effective Time, and the Wizkids Operating Agreement shall be terminated and extinguished, except that the name of the Surviving Company shall be "WizKids, LLC."

     Section 1.06 Manager and Officers. The manager of the Company immediately prior to the Effective Time shall be the manager of the Surviving Company immediately after the Effective Time, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company immediately after the Effective Time, each to hold office in accordance with the provisions of the Delaware Act and the limited liability company agreement of the Surviving Company until their successors are duly elected and qualified.

     Section 1.07 Tax Treatment. The parties intend that for United States Federal income tax purposes the Merger will be treated in accordance with Revenue Ruling 99-6, 1999-6 C.B. 6. The parties shall report all components of the Aggregate Merger Consideration on their respective Tax Returns as purchase price in accordance with such Revenue Ruling.

     Section 1.08 Organization of the Merger Subsidiary. Promptly after the date hereof and prior to Closing, the Holding Company shall organize the Merger Subsidiary solely for the purpose of engaging in the Merger and shall cause the Merger Subsidiary to become a party to this Agreement by executing and delivering to the Company the Joinder Agreement in the form attached as Exhibit E hereto. Between the date of formation of the Merger Subsidiary and the Effective Time, the Acquiror Parties will ensure that the Merger Subsidiary has no material assets or liabilities, other than, immediately prior to Closing, the Initial Consideration, the FASA Payment, and liabilities incident to the formation of the Merger Subsidiary.



                                   ARTICLE 2.
               EFFECT OF MERGER ON THE LIMITED LIABILITY COMPANY
                     INTERESTS OF THE CONSTITUENT COMPANIES


     Section 2.01 Effect on Merger Subsidiary Interests. At the Effective Time, by virtue of the Merger and without any action on the part of any party, Member, or other Person, the limited liability company interests in the Merger
Subsidiary outstanding immediately prior to the Effective Time shall be converted into limited liability company interests in the Surviving Company, and the Holding Company will be admitted as the sole member of the Surviving Company.

     Section 2.02 Conversion of Company Interests. At the Effective Time, by virtue of the Merger and without any action on the part of any party, Member, or other Person, each Company Interest outstanding immediately prior to the Effective Time shall be converted into the right to receive a portion of the Aggregate Merger Consideration as follows:

          (a) Each Class A Interest shall be converted into the right to receive its Class A Percentage of the Class A Merger Consideration in accordance with this Article 2 and Article 3, in each case rounded to the nearest whole cent, net to the holder, without interest thereon (except the interest contemplated herein), payable to the holder thereof in cash.

          (b) Each Class B Interest shall be converted into the right to receive its Class B Percentage of the Class B Merger Consideration in accordance with this Article 2 and Article 3, in each case rounded to the nearest whole cent, net to the holder, without interest thereon (except the interest contemplated herein), payable to the holder thereof in cash.

          (c) Each Class C Interest shall be converted into the right to receive its Class C Percentage of the Class C Merger Consideration in accordance with this Article 2 and Article 3, in each case rounded to the nearest whole cent, net to the holder, without interest thereon (except the interest contemplated in herein), payable to the holder thereof in cash.

          (d) All Company Interests, when converted as provided in this Section 2.02, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each Company Interest shall thereafter represent only the right to receive the applicable merger consideration provided in this Section 2.02. Notwithstanding the foregoing and subject to the limitations of Section 6.02(a) hereof, if between the date of this Agreement and the Effective Time any Company Interests shall have been changed into a different percentage or a different class by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange, the applicable merger consideration provided in this Section 2.02 shall be correspondingly adjusted and rounded to the nearest whole cent; provided, however, that under no circumstances shall the Aggregate Merger Consideration change.

                                   ARTICLE 3.
                              MERGER CONSIDERATION


     Section 3.01 Aggregate Merger Consideration. The total consideration for all of the Company Interests shall be $29,500,000 in cash (the "Initial Consideration"), subject to the Estimated Adjustment and the Adjustment under
Section 3.04 (after giving effect to such adjustment, the "Aggregate Merger Consideration").

     Section 3.02 Closing Payments. At Closing, the Acquiror Parties and the Merger Subsidiary shall deliver the following amounts by wire transfer in immediately available funds:

          (a) The Acquiror Parties and the Merger Subsidiary shall deliver $4,000,000 (such amount, or the remaining principal balance thereof from time to time, the "Indemnification Escrow Funds") to U.S. Bank National Association (or a nationally recognized financial institution selected prior to Closing by mutual agreement of the Acquiror and the Company) as escrow agent (the "Escrow Agent"), with instructions to deposit such amount in a separate, segregated, interest-bearing account designated for such purpose (the "Indemnification Escrow Account"), to be governed by the terms of this Agreement and an escrow agreement, substantially in the form attached as Exhibit F (the "Indemnification Escrow Agreement"), which the parties thereto will enter into at Closing.

          (b) The Acquiror Parties and the Merger Subsidiary shall deliver $500,000 (together with any interest or investment income thereon, the "Working Capital Escrow Funds") to the Escrow Agent, with instructions to deposit such amount in a separate, segregated, interest-bearing account designated for such purpose (the "Working Capital Escrow Account"), to be governed by the terms of this Agreement and an escrow agreement, substantially in the form attached as Exhibit G, which the parties thereto will enter into at Closing.

          (c) The Acquiror Parties and the Merger Subsidiary shall pay the sum of $25,000,000 and the Estimated Adjustment (such amount, the "Closing Date Payment") to U.S. Bank National Association (or a nationally recognized financial institution selected prior to Closing by mutual agreement of the Acquiror and the Company) as paying agent (the "Paying Agent"), with instructions to take the following actions immediately upon receipt thereof, and in any case on the Closing Date: (i) to deposit such amount in a separate, segregated, interest-bearing account designated for such purpose (the "Payment Fund"), established for the benefit of the Company Interestholders, and (ii) to pay each of the Company Interestholders from the Payment Fund in the respective amounts set forth on Schedule I hereto.

     Section 3.03 Post-Closing Payments. With respect to any amounts payable after Closing to the Company Interestholders (including reconciliation of the Adjustment under Section 3.04(e)(i) hereof), the Acquiror Parties and Surviving Company shall pay such amounts by wire transfer in immediately available funds to the Paying Agent, with instructions to take the following actions as soon as practicable, and in any case within two business days thereafter: (i) to deposit such amounts in the Payment Fund and (ii) to pay each of the Company Interestholders from the Payment Fund in accordance with the percentages set forth on Schedule II hereto.

     Section 3.04 Net Working Capital Adjustment.

     (a) The Aggregate Merger Consideration shall be increased or decreased, as the case may be, by an amount (the "Adjustment") equal to the difference between $3,700,000 (the "Minimum Net Working Capital") and the Net Working Capital as of the Closing Date. No later than five business days prior to Closing, the Company will make a good faith estimate of what it believes the Net Working Capital will be as of the Closing Date (the "Estimated Net Working Capital"). The Company will deliver to the Acquiror a written statement of the Estimated Net Working Capital, showing an amount equal to the Estimated Net Working Capital less the Minimum Net Working Capital (the "Estimated Adjustment"), and such statement will serve as the basis for the payments due at Closing under Section 3.02(c). The Estimated Adjustment may be either a positive or a negative number.

     (b) For purposes of this Agreement, "Net Working Capital" means the amount by which the aggregate current assets of the Company exceed the aggregate current liabilities of the Company. For purposes of this definition:

          (i) Current assets of the Company (A) include cash (to the extent not distributed to the Company Interestholders on or prior to the Closing
     Date), all accounts receivable (less any reserves taken by the Company as of the Closing Date in accordance with GAAP), the net inventory value (less any reserves taken by the Company in accordance with Section 3.04(b)(iv)(A) hereof as of the Closing Date in accordance with GAAP), tooling and molds, deposits, and other current assets in accordance with GAAP but (B) exclude any Member loans.

          (ii) Other current assets of the Company (A) include prepaid expenses, prepaid insurance, and prepaid royalties but (B) exclude the FASA Payment and any prepaid expenses to Allen & Company LLC.

          (iii) Current liabilities of the Company (A) include amounts due and owing as of the Closing Date (or duly paid at Closing by the Acquiror Parties or the Surviving Company on behalf of the Company and in accordance with Section 7.05 or the consent of the Member Representative) for (without duplication) the Bank Prepayment Amount (if any), Applicable Transaction Costs, trade payables, accrued expenses in the ordinary course of business of the Company, transfer taxes to the extent provided in Section 7.07, and the Deferred Compensation, but (B) exclude any component of the FASA Payment.

          (iv) The parties agree that (A) the inventory reserves of the Company or Surviving Company at Closing will be $1,157,000, (B) the $404,807 of inventory referenced in the June 18, 2003 letter from the Company to KPMG LLP will be paid by the Company prior to Closing and such inventory will not be included as an asset of the Company on the Closing Balance Sheet,
     (C) neither the Company nor the Surviving Company will be required to change its practices or policies with respect to revenue recognition until after the Closing Date, (D) no change in practices or policies, or difference of opinion regarding proper practices or policies, for revenue recognition will have any effect whatsoever on the Estimated Adjustment or the Adjustment, and (E) no change in practices or policies, or difference of opinion regarding proper practices or policies, for revenue recognition or inventory reserves will have any effect whatsoever on the completeness or accuracy of any representations or warranties of the Company, the covenants of the Company, or the conditions to closing herein, or will impose any liability or obligation whatsoever under Section 10.02 or otherwise on any member of the Company Group (the agreements in this clause
     (iv) are collectively referred to as the "Accounting Policy Exceptions").

     (c) The Acquiror, at its cost, will determine the Net Working Capital as of the Closing Date based on an unaudited balance sheet of the Company as of the Closing Date (the "Closing Balance Sheet"), prepared in conformity with GAAP (with the exception of the Accounting Policy Exception in Section 3.04(b)(iv)(A), which is a fixed amount). Within 60 days after Closing, the Acquiror shall cause to be prepared and delivered to the Member Representative the Closing Balance Sheet, a statement of the Net Working Capital as of the Closing Date, and the amount the Acquiror proposes to be the Adjustment (collectively, the "Adjustment Statement"). The Surviving Company shall provide the Acquiror and its accountants access at all reasonable times to the relevant personnel, properties, books and records of the Company for such purposes and, at the request of the Acquiror, shall provide its full cooperation to assist in preparing the Closing Balance Sheet and the Adjustment Statement. The Surviving Company's assistance shall include the closing of the books of the Company as of the Closing Date, the preparation of schedules supporting the amounts set forth in the general ledger and other books and records of the Company, and such other assistance as the Acquiror or its accountants may reasonably request.

     (d) During the 15 days after delivery of the Adjustment Statement, the Member Representative and his accountants will be permitted, at the expense of the Company Interestholders, to review the working papers of the Acquiror and its accountants relating to the preparation of the Closing Balance Sheet and Adjustment Statement. If, within such 15 days, the Member Representative notifies the Acquiror that the Member Representative disagrees with the Acquiror's proposed Adjustment, and the Member Representative and the Acquiror do not agree on the Adjustment within five business days after receipt of such notice of disagreement, then the matters in dispute shall promptly be submitted for resolution to the Neutral Accountant. Prior to selection of the Neutral Accountant, each party shall disclose to the other all material connections or affiliations with any proposed accounting firm. The Neutral Accountant shall be instructed to make a determination within 20 days after being selected and such determination shall be binding upon all parties hereto. The Acquiror shall initially pay all fees and expenses of the Neutral Accountant (the "Neutral Accountant Fees"), and the Acquiror shall be reimbursed by offset against the Adjustment under Section 3.04(e) for one-half of such fees and expenses.

     (e) Within one business day after  determination  of the  Adjustment  under
Section 3.04(d) (whether expressly, by failure of the Member Representative to provide notice of any disagreement within the applicable period, or by the Neutral Accountant):

          (i) If the difference between the Adjustment and one-half of the Neutral Accountant Fees is greater than the Estimated Adjustment, then (A) the Acquiror Parties and the Surviving Company shall deliver such excess amount to the Company Interestholders in accordance with Section 3.03 hereof, by wire transfer in immediately available funds, to the account or accounts designated by the Member Representative, together with interest thereon at the rate of 5% per annum accruing since the Closing Date, and
     (B) the Acquiror and the Member Representative shall instruct the Escrow Agent to release the Working Capital Escrow Funds to the Company
     Interestholders, less one-half of any Neutral Accountant Fees, in accordance with Section 3.03 hereof, by wire transfer of immediately available funds.

          (ii) If the difference between the Adjustment and one-half of the Neutral Accountant Fees is less than the Estimated Adjustment, then the Acquiror and the Member Representative shall instruct the Escrow Agent to release the amount of such deficit (together with interest thereon at the rate of 5% per annum accruing since the Closing Date) to the Acquiror from the Working Capital Escrow Funds, by wire transfer in immediately available funds. If such deficit (together with the interest thereon) is less than the amount of the Working Capital Escrow Funds, then the Acquiror and the Member Representative shall instruct the Escrow Agent to release the balance of the Working Capital Escrow Funds to the Company Interestholders in accordance with Section 3.03 hereof, by wire transfer of immediately available funds. If such deficit (together with the interest thereon) is greater than the amount of the Working Capital Escrow Funds, then the Acquiror shall be paid such deficiency from the Indemnification Escrow Funds.



                                   ARTICLE 4.
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY


     The Company represents and warrants to the Acquiror Parties as follows, except as set forth in the Company Disclosure Schedule attached hereto:

     Section 4.01 Organization. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign limited liability company in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 4.01 of the Company Disclosure Schedule sets forth all jurisdictions in which the Company is qualified to do business. Copies of the Governing Documents of the Company have been provided to the Acquiror or its representatives.

     Section 4.02 Capital Structure. The Company has Class A, Class B and Class C limited liability company interests. Section 4.02 of the Company Disclosure Schedule sets forth a list of all Company Interestholders, and the Company
Interests held by each, and a list of the manager and the officers of the Company. All of the outstanding Company Interests are duly authorized and validly issued and were not issued in violation of any preemptive rights or applicable Federal and state securities laws. Except as specified in the Wizkids Operating Agreement, (a) the Company has no limited liability company interests reserved for issuance and no obligation to admit any other person as a Member,
(b) there are no other Company Interests outstanding, and (c) there are no preemptive rights or any outstanding rights of the Company relating to the issued or unissued securities of the Company. Except as set forth above or on
Section 4.02 of the Company Disclosure Schedule, no equity interests in the Company are outstanding; the Company does not have outstanding any securities convertible into or exchangeable for any equity interests, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any equity interests, or any securities convertible into or exchangeable for any equity interests; and, except as contemplated by this Agreement, the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any equity interests in the Company. Section 4.02 of the Company Disclosure Schedule contains a list of all distributions made by the Company in respect of Class A Interests, Class B Interests, and Class C Interests through the date hereof.

     Section 4.03 Authority and Enforceability. The Company has all requisite limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the Merger, the performance of the Company's obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of the Company, subject to the requisite Member Approval. This Agreement has been duly executed and delivered by the Company and, subject to the Member Approval, and assuming that this Agreement constitutes the valid and binding agreement of the Acquiror Parties and the Merger Subsidiary, constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as may be limited by the Bankruptcy Exception.

     Section 4.04 No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company do not
(a) conflict with or result in any breach, violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "Violation") any provision of the Governing Documents of the Company, (b) except as to which requisite waivers or consents shall be obtained by Closing, result in a Violation under any Material Contract, Insurance Policy, or Material Permit to which the Company is a party,
(c) result in a Violation under any law or Government Order that is applicable to the Company, (d) result in the creation or imposition of any Lien upon any of the assets, properties or rights of the Company, or (e) result in the cancellation, modification, revocation or suspension of any of the Material Permits, except, in the case of clauses (b), (c), (d) and (e), for Violations, breaches, defaults, Liens, cancellations, modifications, revocations or suspensions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent the consummation of the Merger.

     Section 4.05 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Government Agency or any other Person, including a party to any Material Contract with the Company (so as not to trigger any Violation), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable filings, if any, as may be required under applicable securities Laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) such filings and approvals as may be required by any applicable state takeover or state securities laws, (d) such filings in connection with any state or local tax which is attributable to the beneficial ownership of real property, if any, by the Company, and (e) the Member Approval.

     Section 4.06 Subsidiaries.

          (a) The Company does not have any subsidiaries and is not a party to any partnership or joint venture, with the exception of (i) former ownership of 100% of the limited liability company interests in Wizkids Ohio, which was dissolved in 2002, and (ii) ownership of less than 50% of the limited liability company interests in WizKids Games.

          (b) The dissolution of Wizkids Ohio was duly effected under applicable Delaware law, and the Company has no ongoing liabilities or obligations in connection with its former ownership thereof.

          ( c) WizKids Games is solely engaged in the businesses of operating a retail store in Redmond, Washington and an online store at http:
     //ssl3.adhost.com/store.wizkidsgames, and does not hold any asset that is used in the operation of the business of the Company as such business is conducted on the date hereof. There are no Contracts between the Company and WizKids Games.

     Section 4.07 Financial Statements. Attached to Section 4.07 of the Company Disclosure Schedule are complete and correct copies of (a) the audited consolidated balance sheets of the Company, and its consolidated subsidiary, Wizkids Ohio, at December 31, 2002, 2001 and 2000, and the related consolidated statements of income, members' equity and cash flows for the periods ending as of such dates, as certified by KPMG LLP (collectively, the "Company Audited Financial Statements"), and (b) the Company's unaudited balance sheet as of March 31, 2003, and the related unaudited statements of income and cash flows for the three-month period then ended (the "Company Interim Financial Statements" and, together with the Company Audited Financial Statements, the "Financial Statements"). The Company Audited Financial Statements, as stated in the accompanying auditors' report and in the notes thereto, and the Company Interim Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis during the periods involved, (ii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated subsidiary, Wizkids Ohio, as of their respective dates and the related consolidated results of operations and their consolidated cash flows for the periods ending as of such date, and (iii) are, in all material respects, in accordance with applicable books of account and records of the Company, except with respect to all the preceding clauses, (A) for the Accounting Policy Exceptions and (B) that the Company Interim Financial Statements do not reflect accruals for Tax liabilities, do not contain footnotes required by GAAP, are condensed, and are subject to year-end adjustments that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

     Section 4.08 No Undisclosed Liabilities. Since December 31, 2002, and except as disclosed in the Financial Statements or the notes thereto, the Company has not incurred any liabilities or obligations in excess of $100,000 individually or $250,000 in the aggregate ("Material Liabilities") except liabilities incurred in the ordinary course of business consistent with past practices.

     Section 4.09 No Company Material  Adverse Effect.  Since December 31, 2002,
(a) there has been no event, occurrence, or condition of any character that, individually or in the aggregate, has had a Company Material Adverse Effect and
(b) there has been no event, occurrence, or condition of any character that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

     Section 4.10 No Changes. Since December 31, 2002, except as otherwise provided in or contemplated by this Agreement or in connection with the transactions contemplated hereby, the Company has not taken any of the actions described in Section 6.02 (Negative Covenants of the Company).

     Section 4.11 Conduct of the Company Business. Since December 31, 2002, except as otherwise provided in or contemplated by this Agreement or in connection with the transactions contemplated hereby, the Company has carried on its business in the ordinary course consistent with past practice.

     Section 4.12 Real Property.

          (a) The Company does not own any real property.

          (b) Section 4.12 of the Company Disclosure Schedule sets forth a list, complete and accurate in all material respects, of all leases, subleases or other agreements (collectively, the "Real Property Leases") under which the Company uses or occupies or has the right to use or occupy real property material to the conduct of the business of the Company as now conducted, taken as a whole. The Company has provided true, correct and complete copies of all Real Property Leases to the Acquiror or its representatives. Each such Real Property Lease is valid, binding and in full force and effect, all base rent payable by the Company as tenant thereunder is current, and to the Knowledge of the Company, no termination event or condition or uncured default on the part of the Company exists under any Real Property Lease, including any violation by the Company of its obligations therein to purchase any Insurance Policy. The Company has a valid leasehold interest in or other rights to use or occupy each such parcel of real property (the "Company Leased Real Property") (as measured in the context of its current uses), free and clear of all Liens, except for Permitted Exceptions.

          (c) The Company has not entered into any sublease, license or similar agreement granting to any Person any right to the use, occupancy or enjoyment of the Company Leased Real Property or any portion thereof.

          (d) There are no guaranties (from the Company or, to the Knowledge of the Company, from other Persons) in favor of the lessors of any of the Company Leased Real Property.

          (e) The Company has not sold, assigned, transferred, pledged or encumbered all or any part of its leasehold interests in the Company Leased Real Property, except for Permitted Exceptions.

     Section 4.13 Tangible Property. Except for Permitted Exceptions and except (as of the date of this Agreement) for Liens of the Bank (a) the Company has good and valid title to all of the tangible personal property assets owned by the Company and material to the conduct of the business of the Company as now conducted, including those tangible personal property assets reflected in the December 31, 2002 balance sheet included in the Company Audited Financial Statements (except for any properties or assets sold or otherwise disposed of in the ordinary course of business, or with respect to which the lease, sublease or other right to use such properties or assets has expired or has been terminated, in each case after the date hereof to the extent permitted under this Agreement), and (b) the Company owns such assets free and clear of all Liens. The Company has provided to the Acquiror or its representatives a fixed asset listing reflecting such assets. Such assets are adequate for the purposes for which they are presently used in the conduct of the Company's business, except for reasonable wear and tear.

     Section 4.14 Inventory. Except for promotional items, obsolete or damaged inventory as determined by the Company consistent with past practices, and items written off, written down, or reserved in its financial statements, and except with respect to the Accounting Policy Exceptions, (a) the inventory of the Company is usable and saleable in the ordinary course of business within twelve months and, to the Knowledge of the Company, at historical profit margins consistent with past practice, (b) inventory levels have been maintained at such amounts as are required for the operation of the business in the ordinary course, and (c) the Financial Statements include adequate reserves in accordance with GAAP, including reserves for obsolete or slow-moving inventory. Such inventory is stated at the lower of cost or market determined on a first-in, first-out basis (FIFO). The Company has not recalled or been ordered by any Government Agency to recall any collectible miniature game figures sold by the Company. No claim for breach of this Section 4.14 may be pursued with respect to any matter directly or indirectly reflected in the Net Working Capital, to the extent any Damages resulting therefrom have been recovered by the Acquiror pursuant to Section 3.04 hereof.

     Section 4.15 Accounts Receivable. Except with respect to the Accounting Policy Exceptions, (a) the accounts receivable reflected on the schedule of receivables aging attached to Section 4.15 of the Disclosure Schedule represented, as of the date thereof, valid obligations arising from sales actually made or services actually rendered in the ordinary course of business consistent with past practices and (b) as of the date of such schedule and except as set forth therein, such accounts receivable, in the aggregate, (i) were current and collectible, net of reserves and allowances shown in the financial statements or accounting records of the Company, and except as may be limited by the Bankruptcy Exception, (ii) to the Knowledge of the Company, were not subject to counterclaim or right of set-off, other than that are normal or recurring, or returns in the ordinary course of business, and (iii) have been billed and are generally due within specified terms after such billing. No claim for breach of this Section 4.15 may be pursued with respect to any matter directly or indirectly reflected in the Net Working Capital, to the extent any Damages resulting therefrom have been recovered by the Acquiror pursuant to
Section 3.04 hereof.

     Section 4.16 Intellectual Property.

          (a) The Company owns all right, title and interest in and to, or has a license that is valid and enforceable in all material respects (except as enforceability may be limited by the Bankruptcy Exception) to use, all the Intellectual Property used by the Company in connection with its business, which Intellectual Property represents all intellectual property rights necessary to the conduct of the Company's business as now conducted.
     Section 4.16(a) of the Company Disclosure Schedule contains a list of all Intellectual Property that is registered to the Company or for which registration to the Company is pending ("Registered Intellectual Property"). All pending applications listed as Registered Intellectual Property are active and have not been abandoned or finally refused. All registrations listed as Registered Intellectual Property are valid and subsisting and have been properly maintained, except where the failure to maintain the same would not reasonably be expected to have a Company Material Adverse Effect. All Registered Intellectual Property is owned by the Company, free and clear of Liens, except for Permitted Exceptions.

          (b) Section 4.16(b) of the Company Disclosure Schedule contains a list of all Intellectual Property that is licensed to the Company, except for shrink-wrap and otherwise commercially available routine office management software, graphic design software, and similar products. The Company is not in violation of any contractual obligations relating to the protection of such Intellectual Property under such licenses.

          (c) The Combat Dial does not conflict with or infringe upon the intellectual property rights of others, and, to the Knowledge of the Company, no other Person is infringing upon the Combat Dial. With respect to all other Intellectual Property, to the Knowledge of the Company, such Intellectual Property does not conflict with or infringe upon the intellectual property rights of others. With respect to all other Intellectual Property, to the Knowledge of the Company, no other Person is infringing upon such Intellectual Property.

          (d) There is no claim, suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company (i) alleging that the Intellectual Property conflicts with or infringes upon any third party's proprietary rights or (ii) challenging the Company's ownership or use of, or the validity or enforceability of, any Intellectual Property.

          (e) To the Knowledge of the Company, no present or former employee, officer or director of the Company, or agent or outside contractor of the Company, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property. To the Knowledge of the Company, (i) none of the Intellectual Property has been used, disclosed or appropriated to the detriment of the Company for the benefit of any Person other than the Company and (ii) no employee, independent contractor or agent of the Company has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of the Company.

          (f) To the Knowledge of the Company, the Company's transmission, reproduction, use, display or modification of any content, software, graphical user interfaces, embedded code or other materials contained in any of the Company's Web sites (including, framing and linking) or other practices in connection therewith does not infringe or violate any proprietary or other right of any other Person and, to the Knowledge of the Company, no claim relating to such infringement or violation is threatened or pending.

          (g) Each employee of the Company who has, in the regular course of employment with the Company, created any programs, modifications, enhancements or other inventions, improvements, discoveries, methods or works of authorship ("Works"), is subject to an obligation to assign such Works to the Company, or the Company owns such Works as a matter of law. Each independent contractor whom the Company hired to create any Works on behalf of the Company is subject to an obligation to assign such Works to the Company or has agreed that such Works are property of the Company.

     Section 4.17 Material Contracts. Section 4.17 of the Company Disclosure Schedule sets forth a list, complete and accurate in all material respects, of all written Contracts to which the Company is a party (other than with respect to the Real Property Leases), that are in existence on the date of this Agreement and that contain any of the following (the "Material Contracts"): (a) a Contract with a customer or distributor under which the Company had sales in excess of $100,000 in the aggregate in the twelve-month period ended March 31, 2003 (the "Customer Contracts"); (b) a Contract that contains a covenant restricting the ability of the Company to compete with any Person or engage in any business or activity; (c) a guaranty of the borrowing of money by, or extension of credit to, any other Person; (d) a Contract not fully performed for the purchase or lease of any goods or services for a price in excess of $100,000 in the aggregate over a twelve-month period if such Contract is not terminable by the Company without penalty on less than 90 days notice; (e) a Contract creating a license or franchise of the Intellectual Property; (f) any credit agreement, loan agreement, letter of credit, repurchase agreement, mortgage, security agreement, guarantee, pledge agreement, trust indenture, promissory note or other document or arrangement relating to the borrowing of money or for lines of credit; (g) any employment, severance or consulting agreement; (h) any agreement or other arrangement for the sale or purchase of any assets, property or rights, other than in the ordinary course of business, or for the grant of any options or preferential rights to purchase any assets, property or rights;
(i) any document granting any power of attorney with respect to the affairs of the Company; (j) any suretyship contract, performance bond or working capital maintenance agreement; (k) any partnership or joint venture agreement to which the Company is a party; (l) any shareholder agreement or agreement relating to the issuance of any securities of the Company or the granting of any registration rights with respect thereto; and (m) any other material agreement not made in the ordinary course of business of the Company. A copy of each Material Contract has been provided to the Acquiror or its representatives. Each Material Contract is, in all material respects, the valid and binding obligation of the Company, is in full force and effect, and to the Knowledge of the Company, is enforceable against the other parties thereto, in accordance with its terms, except as may be limited by the Bankruptcy Exception. The Company is not in material breach or default under any Material Contract and, to the Knowledge of the Company, no other party is in material breach or default thereunder. The Company has not received any written or oral notice of any event or condition that constitutes, or with the passage of time would constitute, a material default by the Company under any Material Contract. The Company has not received written notice of termination of any of the Customer Contracts.

     Section 4.18 Compliance with Law. The Company is not, and since its formation has not been, in violation of, or to the Knowledge of the Company, under investigation by any Government Agency with respect to and has not been threatened by any Government Agency to be charged with or given notice of any violation of, any applicable Law, except for violations, investigations and charges that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 4.19 Material Permits. Except for matters that would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (a) the Company owns, holds, or possesses adequate rights to use all Material Permits and (b) the Material Permits are valid and in full force and effect. A list of such Material Permits is set forth in Section 4.19 of the Company Disclosure Schedule. Each Material Permit has been duly obtained, and is not subject to any pending or, to the Knowledge of the Company, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such Material Permit invalid in any respect. The Material Permits are sufficient and adequate in all respects to permit the continued lawful conduct of the businesses of the Company in the manner now conducted, and to the Knowledge of the Company, none of the operations of the Company are being conducted in a manner that violates any of the terms or conditions under which any Material
Permit was granted, except for such violations as would not have a Company Material Adverse Effect.

     Section 4.20 Insurance. Set forth in Section 4.20 of the Company Disclosure
Schedule is a list of all insurance policies ("Insurance Policies") covering the assets, business, equipment, properties, operations, employees, officers, and directors of the Company (other than for the provision of Benefit Plans). The Company has provided a true, complete and accurate copy of all such policies and bonds to the Acquiror or its representatives. All such policies and bonds are in full force and effect. The Company has purchased the insurance policies that the Company is required by Law to purchase. The Company is not in default in any material respect under any provisions of any such policy of insurance nor has the Company received notice of cancellation of any such insurance. There is no claim by the Company pending under any of such Insurance Policies as to which the Company has received written notice that coverage has been questioned, denied, or disputed by the underwriters of such Insurance Policies. All premiums due and payable under all such Insurance Policies have been paid. To the Knowledge of the Company, there is no threatened termination of, or premium increase with respect to, any such Insurance Policies.

     Section 4.21 Litigation. There is no Action pending against, or to the Knowledge of the Company, threatened against the Company before any court or arbitrator or any Government Agency which seeks to prevent, enjoin, alter or materially delay the Merger. Section 4.21 of the Company Disclosure Schedule sets forth a list and summary description of all Actions pending or, to the Knowledge of the Company, threatened, before any national, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against the Company or, to the Knowledge of the Company, its manager, officers, or Affiliates involving, affecting or relating to the Company, the assets, properties or rights of the Company or the transactions contemplated by this Agreement.

     Section 4.22 Taxes. The Company has timely filed or caused to be filed with appropriate Tax Authorities all Tax Returns that are required to be filed by the Company. As of the time of filing, such Tax Returns were true and complete in all material respects. The Company has timely paid or withheld and remitted (or there has been paid or withheld and remitted on its behalf) all material Taxes shown as due on such Tax Returns. Except as to the Accounting Policy Exceptions, charges, accruals and reserves for Taxes of the Company for any tax period ending prior to the Effective Time or for any tax period beginning before the Effective Time but ending after the Effective Time (including any such period for which no Tax Return has yet been filed) have been estimated and reflected on the Company Interim Financial Statements and, to the Knowledge of the Company, are adequate to cover such Taxes as of the date of such Company Interim Financial Statements. There is no claim, audit, suit, or proceeding pending or, to the Knowledge of the Company, threatened in writing in respect of any material Tax, other than normal and routine audits by nonfederal Government Agencies. The Company has received no notice of deficiency or proposed adjustment with respect to any amount of Taxes of the Company. The Company has not executed or entered into with the Internal Revenue Service or any other Tax Authority, a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local, foreign or other income tax law, which requires any increase in taxable income or alternative minimum taxable income, or any reduction in Tax credits for, the Company for any taxable period ending after the Closing Date. There are no currently effective agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, material Taxes due from or with respect to the Company for any taxable period. The Company has not executed or filed any power of attorney with respect to any Taxes with any Tax Authority. The Company has not agreed to make any material adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method, and there is no application pending with any Tax Authority requesting permission for any changes in any accounting method of the Company which would reasonably cause the Company to include any material adjustment in taxable income for any taxable period (or portion thereof) ending after the Closing Date. No liens for Taxes exist upon any assets or properties of the Company, except for statutory liens for Taxes not yet due and liens for Taxes the Company is contesting in good faith for which adequate reserves have been established. The Company is not a party to, is not bound by, and has no obligation under any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangements, including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses. The Company has since its inception been classified and treated for federal income tax purposes as a partnership under Treasury Regulations Section 301.7701-3 and not as a corporation or an association taxable as a corporation.

     Section 4.23 Employee Benefits. Section 4.23 of the Company Disclosure Schedule lists each Benefit Plan of the Company. None of the Benefit Plans are subject to Title IV of ERISA, Section 302 of ERISA or Section 412 or 4971 of the Code, and none is a "multiemployer plan" (as defined in Section 3(37) of ERISA). The Company has never participated in a "multiemployer plan." Except for noncompliance, individually or in the aggregate, that would not reasonably be expected to have a Company Material Adverse Effect, (a) each Benefit Plan has been administered in accordance with its terms and all applicable Laws, including ERISA and the Code, (b) all benefits under the Benefit Plans have been properly provided to the participants in or beneficiaries of the Benefit Plans, as appropriate, and (c) the Company has not taken or omitted to take any actions such that the Company, or any Person that is a member of a group described in
Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company, is or would reasonably be expected to be subject to any liabilities, claims, judgments, damages, penalties, taxes, assessments or similar items attributable to (i) the violation of any provision of any Benefit Plan, (ii) the provisions of Title IV of ERISA, Section 301 of ERISA, or Sections 412 or 4971 of the Code, or (iii) any failure to satisfy the requirements of COBRA. None of the Company's employee welfare benefit plans provide benefits that continue after termination except as required by COBRA. Except as set forth in Section 4.23 of the Company Disclosure Schedule, the Merger will not cause any acceleration of vesting, payment of severance, or other changes in benefits under the Benefit Plans, and no compensation payable to any Company Employee, under the Benefit Plans or otherwise, shall as a result of the Merger or any termination of employment following the Merger fail to be deductible for Federal income tax purposes by reason of Section 280G of the Code. Except for routine claims for benefits due, there are no pending claims, actions, or government audits with respect to any Benefit Plan. Notwithstanding any other provisions of this Agreement, the representations and warranties set forth in this Section 4.23 constitute the exclusive representations and warranties relating to ERISA, Benefit Plans, or other matters described herein.

     Section 4.24 Employment Matters. Section 4.24 of the Company Disclosure Schedule contains a list of all Company Employees as of the dates set forth therein. There are no written Contracts between the Company and any current or former Company Employee other than those listed on Section 4.24 of the Company Disclosure Schedules and other than standard forms of non-disclosure or work-for-hire agreements. The Company (a) is not in violation of applicable Laws respecting employment, employment practices, terms and conditions of employment and wages and hours, (b) has no liability for any arrears of wages or any taxes or any penalty for violation of any of the foregoing, or (c) has no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Government Agency, with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

     Section 4.25 Labor Relations. The Company is not party to any collective bargaining agreements. The Company is not negotiating any collective bargaining agreements relating to any of the Company Employees. No union organizational campaign or representation petition is currently pending or, to the Knowledge of the Company, threatened with respect to any Company Employees. There is no pending or, to the Knowledge of the Company, threatened, strike, slowdown, lock-out, work-stoppage, union organizing effort or other labor dispute, labor board proceeding, labor arbitration proceeding, or administrative tribunal proceeding, involving any Company Employees. To the Knowledge of the Company, there are no complaints filed with any Government Agency by any Company Employee against the Company claiming that it has violated any applicable Law relating to employee or human rights. To the Knowledge of the Company, there are no complaints or proceedings of any kind involving the Company before any labor relations board. There are no outstanding orders or charges in respect of any Company Employee against the Company under any applicable Law relating to health and safety. All Company Employees are lawfully authorized to work in the jurisdictions in which they are working according to applicable immigration laws. No material grievance, arbitration or other proceeding arising, or asserted to arise, out of or under a collective bargaining agreement, relating to an Company Employee is pending. The Company is not subject to any unsatisfied or pending settlement agreement, conciliation agreement, letter of commitment, deficiency letter or consent decree with any Company Employee or applicant for employment, labor union or other representative, or any Government Agency or arbitrator relating to claims of unfair labor practices, employment discrimination, or other claims with respect to employment and labor practices and policies. No Government Agency, administrative tribunal or arbitrator has issued a judgment, order, decree, injunction, decision, award or finding with respect to the employment and labor practices or policies of the Company. Notwithstanding any other provisions of this Agreement, the representations and warranties set forth in Section 4.23, Section 4.24 and this Section 4.25 constitute the exclusive representations and warranties of the Company relating to Company Employees, employment Laws, labor relations, or other matters described herein or therein.

     Section 4.26 Environmental Matters. Except for matters disclosed in the environmental reports described in Section 4.26 of the Company Disclosure Schedule, and solely with respect to the time any applicable property was leased by the Company, (a) the Company has not transported, stored, used, manufactured, disposed of, or released a reportable quantity of Hazardous Materials in violation of applicable Environmental Laws or disposed of, transported, sold, or manufactured any product containing a Hazardous Material in violation of applicable Environmental Laws, (b) the Company currently holds all environmental Material Permits necessary for the operation of the Company's business as currently conducted, (c) no Action is pending or, to the Knowledge of the Company, threatened against the Company concerning its violation of any environmental Permit or applicable Environmental Laws, and (d) the Company has not been named by any Government Agency as potentially liable for the cost of cleanup of any of the Company Leased Real Property, (e) the operations of the Company are, and have been, in compliance with all applicable Environmental Laws and permits issued thereunder, (f) the Company does not reasonably expect that material expenditures are or will be necessary for the Company to maintain full compliance with Environmental Laws currently in effect, (g) to the Knowledge of the Company, no Hazardous Material has come to be located on, at, beneath, or near any real property currently or formerly owned, operated, leased, or used by the Company, (h) no real property currently or formerly owned, leased, or used by the Company contains or formerly contained any underground or aboveground storage tank, surface impoundment, landfill, land disposal area, polychlorinated biphenyls, asbestos or urea formaldehyde insulation, and (i) in connection with the operation of its businesses, the Company has not committed any act or omission which could give rise to liability under any Environmental Law, except for liabilities that would not reasonably be expected to have a Company Material Adverse Effect. Notwithstanding any other provisions of this Agreement, the representations and warranties set forth in this Section 4.26 constitute the exclusive representations and warranties relating to Hazardous Materials, Environmental Laws, or other matters described herein.

     Section 4.27 Customers and Suppliers. Section 4.27 of the Company Disclosure Schedule sets forth a complete and correct list of (a) all customers whose purchases from the Company exceeded 5% of the consolidated net sales of the Company in 2001 and 2002 and (b) the 10 largest suppliers to the Company during 2001 and 2002. None of such customers, distributors or suppliers has delivered written notice to the Company of such customer, distributor or supplier's intent to terminate or materially adversely change its business with the Company.

     Section 4.28 Brokers' and Finders' Fees. Except as to Allen & Company LLC, the Company has not incurred, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     Section 4.29 Affiliate Transactions. Except as relates to WizKids Games or Wizkids Ohio or as recorded in the books and records of the Company, since December 31, 2001, the Company has not engaged in any transaction with any Affiliate thereof that was material to the business of the Company, taken as a whole, and the Company is not party to any Material Contracts with any Affiliates that will continue in effect after the Closing Date or that are not terminable by the Company.

     Section 4.30 Illegal or Unauthorized Payments; Political Contributions . Neither the Company nor, to the Knowledge of the Company, its manager, officers or Affiliates has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable law, (a) as a kickback or bribe to any Person or (b) except for personal political contributions not involving the direct or indirect use of funds of the Company, to any political organization or to the holder of or any aspirant to any elective or appointive public office.

     Section 4.31 Only Representations and Warranties . The only representations and warranties of the Company are contained in this Article 4. No due diligence materials or other information or documents (such as the Confidential Information Memorandum or other materials distributed by Allen & Company LLC, anything reviewed in any data room, or otherwise) shall be deemed to constitute express or implied representations or warranties.


                                   ARTICLE 5.
                       REPRESENTATIONS AND WARRANTIES OF
                 THE ACQUIROR PARTIES AND THE MERGER SUBSIDIARY


     The Acquiror Parties hereby jointly and severally represent and warrant to the Company and the Members as follows, except as set forth in the Acquiror Disclosure Schedule attached hereto:

     Section 5.01 Organization. Each of the Acquiror Parties is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     Section 5.02 Authority and Enforceability. Each of the Acquiror Parties has all requisite entity power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the Merger, the performance of the obligations of the Acquiror Parties hereunder, and the consummation of the transactions contemplated hereby have been duly authorized by all requisite entity action on the part of each of the Acquiror Parties. This Agreement has been duly executed and delivered by each of the Acquiror Parties, and assuming that this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding obligation of each of the Acquiror Parties, enforceable in accordance with its terms, except as may be limited by the Bankruptcy Exception.

     Section 5.03 No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of the Acquiror Parties do not (a) result in any Violation of any provision of the Governing Documents of any of the Acquiror Parties, (b) except as to which requisite waivers or consents can be obtained by Closing, result in a Violation under any material Contract to which any of the Acquiror Parties is a party, (c) result in a Violation under any law or Government Order applicable to any of the Acquiror Parties, or (d) result in the creation or imposition of any Lien upon any of the assets, properties or rights of any of the Acquiror Parties, except, in the case of clauses (b), (c), and (d), for conflicts, Violations, or Liens that, individually or in the aggregate, would not reasonably be expected to prevent the consummation of the Merger.

     Section 5.04 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Government Agency or any other Person, including a party to any material Contract with any of the Acquiror Parties (so as not to trigger any Violation), is required by or with respect to any of the Acquiror Parties in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable filings, if any, as may be required under applicable securities laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (c) such filings and approvals as may be required by any applicable state takeover or state securities laws.

     Section 5.05 Litigation. There is no Action pending against, or to the knowledge of any of the Acquiror Parties, threatened against any of the Acquiror Parties before any court or arbitrator or any Government Agency, which seeks to prevent, enjoin, alter or materially delay the Merger.

     Section 5.06 Due Diligence Investigation. The Acquiror Parties and their respective representatives have been permitted access to books and records, facilities, and documents of the Company, they otherwise have been given a full and complete opportunity to perform such due diligence investigation and inquiries of the Company as they have required, and they have completed all of their due diligence investigation. Except to the extent expressly provided in
Article 4 hereof, the Acquiror Parties are acquiring the Company without any warranties, express or implied, by operation of law or otherwise. Nothing in this Section 5.06 in any way qualifies or modifies the representations and warranties of the Company made in Section 4.01 through Section 4.30 or has any effect on the Acquiror Parties' right to assert a claim for indemnification pursuant to Section 10.02 hereof.

     Section 5.07 Brokers' and Finders' Fees. Neither the Acquiror, the Holding Company, Finance, nor any of their respective Affiliates has incurred, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     Section 5.08 Funding. Finance has, on the date hereof, and the Merger Subsidiary will have, at Closing, unrestricted cash on hand greater than the Initial Consideration and as needed to consummate the transactions contemplated hereby. None of the Acquiror Parties is aware of any facts or circumstances that could cause it to believe that the Merger Subsidiary will not, on the Closing Date, have unrestricted cash on hand greater than the Initial Consideration and as needed to consummate the transactions contemplated hereby.

     Section 5.09 Pre-Merger Notification. No filing is required with respect to the Merger or transactions contemplated herein under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, or the rules and regulations promulgated thereunder.

     Section 5.10 The Merger Subsidiary. Upon formation of the Merger Subsidiary and at Closing, the Acquiror Parties and the Merger Subsidiary will jointly and severally represent and warrant as follows:

          (a) The Merger Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

          (b)  All  of  the  representations  and  warranties  in  Section  5.02
     (Authority and Enforceability) through and including Section 5.09 (Pre-Merger Notification) apply to the Merger Subsidiary as though each reference therein to an Acquiror Party were a reference to the Merger Subsidiary.


                                   ARTICLE 6.
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

     Section 6.01 Affirmative Covenants of the Company. During the period from the date of this Agreement and continuing until the Closing Date or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement or to the extent that the Acquiror shall otherwise consent in writing, (a) the Company shall carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted (including collection of receivables and payment of payables), and (b) the Company shall use all reasonable efforts to (i) preserve intact its present business organization and goodwill, maintain its material assets, properties, rights and franchises, retain the services of its current officers and key employees, and preserve its relationships with customers, suppliers and others having business dealings with it, (ii) maintain supplies and inventories in quantities consistent with its customary business practice, (iii) keep in effect insurance comparable in amount and scope of coverage to that currently maintained, (iv) maintain in effect all existing Material Permits, and (v) keep its books of account, files and records in the ordinary course and in accordance with existing practice.

     Section 6.02 Negative Covenants of the Company. Between the date of this Agreement and the Closing Date or earlier termination of this Agreement, except as expressly contemplated by this Agreement (including the Member Escrow Rights Transaction) or to the extent that the Acquiror shall otherwise consent in writing, the Company shall not do any of the following:

          (a) (i) Split, combine or reclassify any of its limited liability company interests, or issue, authorize or propose the issuance of any additional Company Interests or any other securities in respect of, in lieu of or in substitution for, its limited liability company interests or (ii) repurchase or otherwise acquire any of its limited liability company interests, or set aside funds therefor.

          (b) Amend or propose to amend its Governing Documents.

          (c) (i) Merge or consolidate with, or acquire any equity interest in, any corporation, partnership, association or other business organization, or enter into an agreement with respect thereto, (ii) acquire or agree to acquire any material assets, except for the purchase of inventory and supplies in the ordinary course of business and except for capital expenditures otherwise permitted hereunder, or (iii) make any loan or advance to, or otherwise make any investment in, any Person, other than trade or employee loans or advances in the ordinary course of business consistent with past practice in an amount not to exceed $25,000.

          (d) Sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), license, encumber or otherwise dispose of, any of its Intellectual Property or other assets, except as listed in Section 6.02(h) of the Company Disclosure Schedule, and other than (i) sales of inventory or sales or returns of obsolete or surplus equipment in the ordinary course of business consistent with past practice, and (ii) other sales of assets which are immaterial, individually or in the aggregate, to the Company.

          (e) Authorize, recommend, propose, or announce an intention to adopt a plan of complete or partial liquidation or dissolution.

          (f) Except as may be required by Law, pursuant to any of the Benefit Plans or employee agreements existing on the date of this Agreement, in the ordinary course of business consistent with past practice, or as necessary to comply with the affirmative covenants and agreements in Section 6.01,
     (i) grant any increases in the compensation (including salary, bonus and other benefits) of any of its directors, officers, management employees or key employees, (ii) pay or agree to pay any pension, retirement allowance or other employee benefit to any director, officer, management employee or key employee, whether past or present, (iii) enter into any new, or materially amend any existing, Benefit Plan or any employment, severance or termination agreement with any person, other than standard forms of non-disclosure or work-for-hire agreements, (iv) become obligated under any new Benefit Plan or employee agreement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder, (v) grant any general increase in compensation (including salary, bonus and other benefits) to employees, except as set forth on Section 6.02(f) of the Company Disclosure Schedule, or (vi) extend any loans or advances to any of its directors, officers, management employees or key employees, except for ordinary course of business advances for business related expenses.

          (g) (i) Assume or incur any indebtedness for borrowed money (except for drawdowns by the Company under its existing credit facilities made in the ordinary course of business consistent with past practice), (ii) guarantee any indebtedness, (iii) issue or sell any debt securities or warrants or rights to acquire any debt securities, (iv) guarantee any debt obligations of any other person (except obligations of the Company otherwise permitted hereunder), or (v) create any Lien (other than Permitted Exceptions) on the property of the Company.

          (h) Enter into any Material Contracts or Real Property Leases or modify, rescind, terminate, waive, release or otherwise amend in any material respect any of the terms or provisions of any Material Contract, Real Property Lease, or Insurance Policy, except as contemplated in Section 6.02(h) of the Company Disclosure Schedule.

          (i) Make or commit to make any capital expenditure in excess of $25,000.

          (j) Except as required by GAAP or applicable Law, make any changes with respect to accounting policies, procedures and practices or write off as uncollectible any accounts receivable except in the ordinary course of business consistent with past practice.

          (k) Enter into any closing or other agreement or settlement with respect to Taxes affecting or relating to the Company.

          (l) Settle, release or forgive any claim or litigation or waive any right thereto.

          (m) Terminate any executive Company Employee.

          (n) Enter into any Contract with WizKids Games.

          (o) Enter into any legally binding commitment to take any actions prohibited by this Section 6.02.

     Section 6.03 Product Releases. Between the date of this Agreement and the Closing Date or earlier termination of this Agreement, except as expressly contemplated by this Agreement or to the extent that the Acquiror shall otherwise consent in writing, the Company shall not release any new product lines, except for those listed in Section 6.03 of the Company Disclosure Schedule.

     Section 6.04 Authorized Distributions . Notwithstanding Section 6.02 or any other provision of this Agreement, the Company shall have the express authority, without any approval of any the Acquiror Parties or Merger Subsidiary, to pay any cash distribution permitted by law.

     Section 6.05 Consents and Approvals.

          (a) The Company shall use reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Government Agencies, and of all other Persons, required in connection with the execution, delivery and performance by the Company of this Agreement. The Acquiror Parties shall diligently assist and cooperate with the Company in obtaining such governmental consents, waivers, authorizations or approvals (which assistance and cooperation shall include timely furnishing to the Company all information concerning the Acquiror Parties that counsel to the Company determines is required).

          (b) The Acquiror Parties shall (and shall cause the Merger  Subsidiary
     to) use reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Government Agencies, and of all other Persons, required in connection with the execution, delivery and performance by the Acquiror Parties and Merger Subsidiary of this
     Agreement. The Company shall diligently assist and cooperate with the Acquiror Parties and Merger Subsidiary in obtaining such governmental consents, waivers, authorizations or approvals (which assistance and cooperation shall include timely furnishing to the Acquiror all information concerning the Company that counsel to the Acquiror determines is required).

     Section 6.06 No Solicitation. Between the date of this Agreement and the Outside Date or earlier termination of this Agreement, except as expressly contemplated by this Agreement or to the extent that the Acquiror shall otherwise consent in writing, the Company agrees that neither it nor its Affiliates, manager, officers, or agents shall solicit, encourage or respond to any inquiries or proposals by or enter into any discussions or negotiations with, or disclose, directly or indirectly, any information concerning the Company to, or afford any access to the properties, books and records of the Company to, any Person in connection with any proposal for (a) the acquisition (whether by purchase, merger, consolidation or otherwise) of all or substantially all of the assets, or ownership, of the Company, (b) the acquisition of equity interests representing more than 20% of the outstanding equity interests of the Company or (c) any other business combination involving the Company. In the event that during such period any such offers are received, the Company will promptly communicate to the Acquiror their existence and terms, and the identity of the party making such offer.

     Section 6.07 Further Assurances. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

     Section 6.08 Notice of Breach. Between the date of this Agreement and the Closing Date or earlier termination of this Agreement, (a) the Company shall promptly give written notice with particularity upon having Knowledge of any matter that is reasonably likely to constitute a breach of any representation, warranty, agreement or covenant contained in this Agreement and (b) the Acquiror Parties shall promptly give written notice with particularity upon having knowledge of any matter that is reasonably likely to constitute a breach of any representation, warranty, agreement or covenant contained in this Agreement.


                                   ARTICLE 7.
                              ADDITIONAL COVENANTS


     Section 7.01 Access to Information. Between the date of this Agreement and the Closing Date or earlier termination of this Agreement, the Company shall afford the Acquiror and its accountants, counsel and other representatives reasonable access to all of the Company's properties, books, contracts, commitments and records, all other information concerning its business, properties and personnel (subject to restrictions imposed by applicable law) as the Acquiror may reasonably request for the purpose of determining actions necessary to consummate the Merger and determine satisfaction of conditions to Closing set forth in Article 8 hereof.

     Section 7.02 Public Disclosure.

          (a) No party hereto shall issue any statement or communication to any third party, including customers (but excluding any legal, accounting or financial advisors of the parties), regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the Company and the Acquiror, which consent shall not be unreasonably conditioned, withheld or delayed; provided, however, that the Acquiror may make any public disclosure required by applicable securities law or any listing or trading agreement concerning its publicly traded securities (in which case the Acquiror shall consult with the Company prior to making any such disclosure and, with respect to any required government filings, shall make such confidential treatment requests as are reasonably requested by the Company).

          (b) Notwithstanding anything to the contrary, each party hereto has been and is permitted to disclose the federal tax treatment and federal tax structure of the Merger. This permission to disclose includes the ability of each party hereto to consult, without limitation of any kind, any tax advisor (including a tax advisor independent from all other entities involved in the Merger) regarding the federal tax treatment or federal tax structure of the Merger. Any information relating to the federal tax treatment or federal tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their affiliates, directors and employees to comply with applicable securities laws. This provision is intended to comply with Section 1.6011-4(b)(3)(ii)(B) of the Treasury Regulations and shall be interpreted consistently therewith. The parties hereto acknowledge that this written authorization does not constitute a waiver by any party of any privilege held by such party pursuant to the attorney-client privilege or the confidentiality privilege of Code Section 7525(a).

          Section 7.03 Members' Meeting. After the date hereof, the Company shall call a meeting of its Members (the "Members' Meeting") to be held as promptly as practicable for the purpose of voting upon this Agreement and the Merger and related matters. The Company will, through its Manager, recommend to the Members adoption of this Agreement and approval of the Merger. Notwithstanding the foregoing, on the date hereof, the Company shall cause to be delivered to the Acquiror the executed Voting Agreement representing the requisite Member Approval to approve this Agreement, consummation of the Merger and the transactions contemplated herein and thereby.

          Section 7.04 Allocation. The parties have jointly determined and set forth in Exhibit H the proper allocation of the Aggregate Merger Consideration (and other relevant items) among the assets of the Company based upon their fair market values on the Closing Date in accordance with
     Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the "Allocation"). The Allocation shall be binding upon the Acquiror Parties, the Company, and the Surviving Company, and none of them shall file, or cause to be filed, any Tax Return, Internal Revenue Service Form 8594 or other form, or take a position with any Government Agency that is inconsistent with the Allocation. None of the parties shall be required to engage any appraiser or other Person in connection with the Allocation, and the fees and disbursements of any appraiser or other Person engaged by or on behalf of any party in connection with the Allocation shall be paid by the party engaging such appraiser or other Person.

     Section 7.05 Payments to Third Parties at Closing. At Closing, the Acquiror shall pay the following amounts on behalf of the Company:

          (a) The Acquiror shall deliver the Bank Prepayment Amount (if any) to the Bank in accordance with its payment instructions.

          (b) The Acquiror shall deliver the FASA Payment to FASA Corporation in accordance with its payment instructions.

          (c) The Acquiror shall deliver Applicable Transaction Costs to the Persons owed such amounts, to the extent not paid prior to Closing, by wire transfer in immediately available funds to the account or accounts designated by the applicable Persons prior to Closing.

     Section 7.06 Payments of Deferred Compensation. The Acquiror Parties and the Surviving Company shall pay all Deferred Compensation within 60 days after the Closing Date.

     Section 7.07 Transfer Taxes. The Acquiror shall be liable for and pay to the applicable Government Agencies of the State of Washington all applicable sales and use taxes (if any) resulting from the transactions contemplated hereby. The Acquiror shall be liable for and pay to the applicable Government Agencies all other applicable sales, use, transfer, recording, deed, stamp and other similar taxes, including any real property transfer or gains taxes (if any), resulting from the transactions contemplated hereby; provided, however, that half of the amount by which such taxes exceed $5,000 shall constitute current liabilities of the Company for purposes of the calculation of Net Working Capital under Section 3.04.

     Section 7.08 Tax Matters.

          (a) The parties shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties further agree, upon request, that they and the Member Representative will use their best efforts to obtain any certificate or other document from any Tax Authority or any other person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

          (b) The Member Representative shall have sole authority and responsibility for the preparation and filing, at the expense of the Company Interestholders, of (i) all Tax Returns for the Company for all tax periods (or portions thereof) ending on or before the Closing Date and (ii) all final Tax Returns for the Company due to the transactions contemplated herein.

          (c) The Acquiror shall prepare or cause to be prepared, and file or cause to be filed, any Tax Returns of the Company for all Tax periods beginning before the Closing Date but ending after the Closing Date (each a "Straddle Period"). The Acquiror shall permit the Member Representative to review each such Tax Return sufficiently in advance of filing thereof to allow the Member Representative to propose revisions, which the Acquiror shall not unreasonably refuse to accept. For purposes of this Section 7.08, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

     Section 7.09 Directors' and Officers' Indemnification and Insurance.

          (a) For the period of six years after the Closing, the Acquiror shall, to the extent permitted by applicable law, ensure that the Governing Documents of the Surviving Company shall contain provisions no less favorable with respect to the elimination of liability of members and managers and the indemnification of (and advancement of expenses to) members, managers, officers, employees and agents that are set forth in the Governing Documents of the Company, as in effect on the date hereof.

          (b) Without limiting Section 7.09(a), from and after the Effective Time, the Surviving Company shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a member, manager, officer, employee or agent of the Company (collectively, the "Surviving Company Indemnified Parties") against all losses, reasonable expenses (including reasonable attorneys' fees), claims, damages, liabilities or amounts that are paid in settlement of, or otherwise in connection with any Claim, based in whole or in part on or arising in whole or in part out of the fact that the Surviving Company Indemnified Party (or the person controlled by the Surviving Company Indemnified Party) is or was a member, manager, officer, employee or agent of the Company and pertaining to any matter existing or arising out of actions or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under the Delaware Act, and shall pay any expenses, as incurred, in advance of the final disposition of any such action or proceeding to each Surviving Company Indemnified Party to the fullest extent permitted under the Delaware Act. Without limiting the foregoing, in the event any such Claim is brought against any of the Surviving Company Indemnified Parties, (i) such Surviving Company Indemnified Parties may retain counsel (including local counsel) satisfactory to them and which shall be reasonably satisfactory to Acquiror and the Surviving Company, and the Surviving Company shall pay, jointly and severally, all reasonable fees and expenses of such counsel for such Surviving Company Indemnified Parties; and (ii) the Surviving Company shall use all reasonable efforts to assist in the defense of any such Claim, provided that the Surviving Company shall not be liable for any settlement effected without their written consent, which consent shall not be unreasonably conditioned, withheld or delayed. Notwithstanding the foregoing, nothing contained in this Section 7.09 shall be deemed to grant any right to any Surviving Company Indemnified Party which is not permitted to be granted to a member, officer, employee, or agent of the Company under the Delaware Law, assuming for such purposes that the Company's Governing Documents provide for the maximum indemnification permitted by law. Notwithstanding the foregoing, this
     Section 7.09(b) shall not apply to any Claim arising out of this Agreement or any of the transactions contemplated hereby.

          (c) For a period of six years from the Closing Date, the Acquiror shall, or the Acquiror shall cause the Surviving Company to, maintain, to the extent commercially available, the following directors' and officers' insurance and indemnification policies ("D&O Insurance"):

          (i) D&O Insurance which provides coverage in the same amounts and on terms no less advantageous than the Acquiror's then existing directors and officers for events occurring during the Claim Period for all persons who are managers or officers of the Company on the date of this Agreement (naming the managers and officers listed in Section 4.02 of the Company Disclosure Schedule); provided, however, that the Acquiror shall not be required to expend in order to maintain or procure such D&O Insurance any amount per annum in excess of 150 percent of the aggregate of the last annual premiums for such D&O Insurance, but if the cost of maintaining such D&O Insurance (or providing such new policies) would but for this proviso exceed such aggregate amount, then the Acquiror or Surviving Company shall purchase as much coverage as possible for such amount; and

          (ii) Extended reporting (i.e., run-off or tail) endorsements to the Insurance Policies that provide directors' and officers', employment practices, and/or fiduciary coverage, providing coverage for all persons who are managers or officers of the Company on the date of this Agreement and for all former managers or officers of the Company with respect to events occurring prior to the Effective Time (with the same coverage, limits and deductibles as the corresponding Insurance Policies, unless otherwise agreed by the Member Representative), without any gaps in coverage.

          (d) The provisions of this Section 7.09 are intended to be for the benefit of, and will be enforceable by, each person entitled to indemnification hereunder and the heirs and representatives of such person. The Acquiror will not permit the Surviving Company to be merged or consolidated with any other person unless the surviving or resulting entity assumes the obligations imposed by this Section 7.09.

     Section 7.10 Insurance Policies. From and after the Closing Date, and until the expiration of the Claim Period, except with the prior written consent of the Member Representative, which consent may be withheld in his sole discretion, the Acquiror shall, or the Acquiror shall cause the Surviving Company to, maintain substantially similar coverage as provided under the Insurance Policies (other than the D&O Insurance) (with substantially similar coverage, limits and deductibles to the Insurance Policies, covering the assets, business, equipment, properties, operations, employees, and officers of the Surviving Company), without any gaps in coverage; provided, however, that the Acquiror shall not be required to expend in order to maintain or procure insurance coverage pursuant to this paragraph any amount per annum in excess of $300,000, but if the cost of maintaining such insurance (or providing such new policies) would but for this proviso exceed such aggregate amount, then the Acquiror or Surviving Company shall purchase as much coverage as possible for such amount.

     Section 7.11 Topps Credit Facility. The Acquiror Parties will take all actions necessary for the Surviving Company (a) to replace at Closing the letter of credit from the Bank to Lucky Yeh International Ltd. (Hong Kong), (b) to replace at Closing the letter of credit from the Bank to Electronic Arts Seattle, Inc. under that certain sublease between Electronic Arts Seattle, Inc. as sublandlord and the Company as tenant, and (c) to become a guarantor within ten business days of the Closing Date as required by Section 5.14 of that certain Credit Agreement dated as of June 26, 2000 (as amended by the First Amendment dated as of April 11, 2001, the Second Amendment dated as of October 19, 2001 and the Third Amendment dated as of June 1, 2002) among the Acquiror, the Holding Company, Finance and the Chase Manhattan Bank, as agent.

     Section 7.12 Employee Benefits and Bonus Plans. From and after the Effective Time, until February 28, 2004, the Acquiror Parties shall ensure that:

          (a) The Surviving Company shall maintain both (i) a discretionary employee bonus plan of $50,000 in the aggregate per fiscal year, available for payment to any employee of the Surviving Company at the sole discretion of the Manager, and (ii) the five-plus-five employee incentive plan described in Section 4.23 of the Company Disclosure Schedule, unless in each case the Acquiror obtains the prior written consent of the Member Representative, which consent may be withheld in his sole discretion.

          (b)The Surviving Company shall provide its employees with health and welfare benefits substantially similar, in the aggregate, to those provided as of the Closing Date under the Benefit Plans listed in Section 4.23 of the Company Disclosure Schedule in terms of the scope of coverage of, access to, and the cost to employees of, such Benefit Plan.

          (c) The Surviving Company shall maintain the Wizkids 401(k) Plan listed in Schedule 4.23 of the Company Disclosure Schedule in its current form, pursuant to the transition rule in Code Section 410(b)(6)(C), shall take any actions needed to maintain its qualified status, and shall make employer matching contributions in accordance with the Plan (except as limited by applicable nondiscrimination rules).

     Section 7.13 Certain Employment Agreements. Between the date of this Agreement and the Closing Date or earlier termination of this Agreement, the Company and the Acquiror Parties will use their respective reasonable efforts to obtain the following agreements, each to be effective at the Effective Time: amended employment agreements with certain executive Company Employees to narrow the scope of permitted activities under their agreements and to remove references to status as a Member of the Company.

                                   ARTICLE 8.
                            CONDITIONS TO THE MERGER


     Section 8.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

          (a) Member Approval. This Agreement shall have been adopted by the Members by the requisite vote at the Members' Meeting.

          (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court or other Government Agency of competent jurisdiction preventing the consummation of the Merger shall be pending or in effect; provided, however, that prior to invoking this condition, each party hereto shall use all commercially reasonable efforts to have any such injunction or other order vacated.

          (c) Statutes. No Law shall have been enacted, promulgated, or otherwise issued by any Government Agency with authority to enforce such Law, which would make consummation of the Closing illegal.

          (d) Bank Approval. The Company shall have received a payoff or similar letter from the Bank, including (i) its approval as necessary to avoid a Violation of material terms of the Loan Agreement as a result of the Merger, including agreement of the Bank (to the extent required under the Loan Agreement) to receive payment of the Bank Prepayment Amount, and (ii) such other documents as are necessary to release of all Liens of the Bank on the assets of the Company.

          (e) FASA Payoff Letter. The Company shall have received written confirmation from FASA as to the amount of the FASA Payment.

          (f) Material Consents of the Company. The Company shall have received the consents listed on Section 8.01(f) of the Company Disclosure Schedule; provided, however, that, notwithstanding anything to the contrary, neither the Company nor any member of the Company Group shall have any obligation whatsoever to pay any fee or other charge imposed or demanded with respect to any such consents.

     Section 8.02 Conditions to the Obligations of the Acquiror and the Merger Subsidiary. The obligations of the Acquiror and the Merger Subsidiary to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, solely in writing, and exclusively by the Acquiror:

          (a) Representations and Warranties. The representations and warranties of the Company contained in Article 4 hereof (i) shall have been true and correct when made and (ii) except for changes contemplated by this Agreement and except to the extent that such representations and warranties relate to a particular date, shall be true and correct as of the Closing Date as though made on that date. For purposes of this Section 8.02(a) only, all such representations and warranties (x) shall be read without regard to any materiality or Company Material Adverse Effect qualifiers contained therein and (y) after taking clause (x) into account, shall be deemed to be true and correct unless breaches or inaccuracies thereof, individually or in the aggregate, result or would reasonably be expected to result in a Company Material Adverse Effect.

          (b) Covenants. The Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company as of the Closing.

          (c) Closing Certificate of the Company. The Acquiror shall have received a certificate executed on behalf of the Company by a duly authorized officer of the Company and dated as of the Closing Date (i) to the effect, as of the Closing, of Section 8.02(a) and Section 8.02(b) (unless otherwise waived in accordance with the terms thereof) and (ii) that attached to such certificate is a true copy of a resolution of the members of the Company, which resolutions authorize the execution, delivery and performance of this Agreement and the transactions contemplated herein.

          (d) No Company Material Adverse Effect. During the period from the date hereof to the Closing Date, there shall not have occurred any event which has had or is reasonably likely to have a Company Material Adverse Effect.

          (e) Legal Opinion. Acquiror and the Merger Subsidiary shall have received the opinion of Davis Wright Tremaine LLP in the form attached hereto as Exhibit I.

          (f) Jordan Weisman Employment Agreement. Jordan K. Weisman shall have entered into the Jordan Weisman Employment Agreement.

          (g) Certain Employment Arrangements. The Company shall have entered into an independent contractor agreement with the President, WizKids Media/Licensing Division, and they shall have terminated all other agreements between them.

     Section 8.03 Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, solely in writing, and exclusively by the Company:

          (a) Representations and Warranties. The representations and warranties contained in Article 5 hereof (i) shall have been true and correct when made and (ii) except for changes contemplated by this Agreement and except to the extent that such representations and warranties relate to a particular date, shall be true and correct as of the Closing Date as though made on that date. For purposes of this Section 8.03(a) only, all such representations and warranties (x) shall be read without regard to any materiality or Company Material Adverse Effect qualifiers contained therein and (y) after taking clause (x) into account, shall be deemed to be true and correct unless breaches or inaccuracies thereof, individually or in the aggregate, result or would reasonably be expected to result in a Company Material Adverse Effect.

          (b) Covenants. The Acquiror and the Merger Subsidiary shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Acquiror or the Merger Subsidiary as of the Closing.

          (c) Closing  Certificate  of the Acquiror  Parties.  The Company shall have received a certificate executed on behalf of each of the Acquiror Parties and the Merger Subsidiary by their respective duly authorized officers or representatives and dated as of the Closing Date (i) to the effect, as of the Closing, of Section 8.03(a) and Section 8.03(b) (unless otherwise waived in accordance with the terms thereof) and (ii) that attached to such certificate is a true copy of a resolution of the board of directors of each of the Acquiror Parties and the sole member of the Merger Subsidiary, which resolutions authorize the execution, delivery and performance of this Agreement and the transactions contemplated herein.

          (d) Closing Payments. (i) The Acquiror and the Merger Subsidiary shall have delivered by wire transfer the full amount of the Initial Consideration, the Bank shall have received the Bank Prepayment Amount (if any), and FASA Corporation shall have received the FASA Payment, and (ii) the Company shall have satisfactory evidence of the receipt of such amounts.

          (e) Legal Opinion. The Member Representative shall have received the opinion of Willkie Farr & Gallagher in the form attached hereto as Exhibit J.

          (f) Manager and CEO. Jordan K. Weisman shall be the duly appointed and acting Manager and Chief Executive Officer of the Surviving Company, and the Acquiror and the Surviving Company shall have entered into the Jordan Weisman Employment Agreement.


                                   ARTICLE 9.
                       TERMINATION, AMENDMENT AND WAIVER

     Section 9.01 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Closing, only in one of the following ways:

          (a) By mutual agreement of the Company and the Acquiror.

          (b) By the Acquiror or the Company if the Closing shall not have occurred by July 15, 2003 (the "Outside Date").

          (c) By the Acquiror or the Company if (i) there shall be a final non-appealable order of a Federal or state court in effect preventing consummation of the Merger or (ii) there shall be any Law enacted, promulgated or issued or deemed applicable to the Closing by any Government Agency with authority to enforce such Law, which would make consummation of the Closing illegal.

          (d) By the Acquiror if (i) it is not in material breach of its obligations under this Agreement, (ii) all other conditions to close set forth in Section 8.01 and Section 8.02 have been satisfied or waived as of the date of termination of this Agreement (or are to be satisfied or waived at Closing), and (iii) there has been a material breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 8.02(a) or
     Section 8.02(b) would not be satisfied and such breach has not been cured within ten calendar days after written notice thereof to the Company promptly after the occurrence of such breach by the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

          (e) By the Company if (i) it is not in material breach of its obligations under this Agreement, (ii) all other conditions to close set forth in Section 8.01 and Section 8.03 have been satisfied or waived as of the date of termination of this Agreement (or are to be satisfied or waived at Closing), and (iii) there has been a material breach of any representation, warranty, covenant or agreement of the Acquiror contained in this Agreement such that the conditions set forth in Section 8.03(a) or
     Section 8.03(b) would not be satisfied and such breach has not been cured within ten calendar days after written notice thereof to the Acquiror promptly after the occurrence of such breach by the Acquiror; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

          (f) By the Company if there has been a breach in any respect of any representation or warranty by the Acquiror contained in Section 5.08 as if such representation or warranty were made as of the date of termination of this Agreement.

     Section 9.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any of the parties hereto; provided, however, that each party hereto shall remain liable for any breaches of this Agreement prior to its termination; and provided further, that the provisions of Section 7.02, this Section 9.02, Section 11.09, and all provisions of that certain Non-Disclosure Agreement dated as of September 4, 2002, by and between the Acquiror and the Company (the "Confidentiality Agreement"), shall remain in full force and effect and survive any termination of this Agreement.

     Section 9.03 Amendment. This Agreement may be amended by execution of an instrument only in a writing signed (a) at any time on or prior to the Effective Time, by each of the Acquiror and the Company and (b) at any time after the Effective Time, by each of the Acquiror, the Surviving Company, and the Member Representative.

     Section 9.04 Extension; Waiver. At any time prior to the Closing, the Acquiror, on behalf of itself, the other Acquiror Parties, and the Merger Subsidiary, may, and the Company may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and
(c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any waiver by any party of any condition, or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

                                  ARTICLE 10.
                                INDEMNIFICATION

     Section 10.01 Survival. Notwithstanding anything in this Agreement to the contrary, all representations, warranties, and covenants (including those set forth in Section 10.02) made by the Acquiror, the Merger Subsidiary, or the Company in this Agreement, or in any certificate delivered pursuant to this Agreement, shall survive the Closing and continue thereafter for the duration of the applicable statute of limitations; provided, however, that all representations, warranties, and covenants made by the Company shall expire and be terminated and extinguished on the 18 month anniversary of the Closing Date (the "Claim Period"); provided, further, that a Claim set forth in a Claim Notice delivered in accordance with this Agreement before the expiration of the Claim Period shall survive until, but only for the purpose of, the resolution of such Claim.

     Section 10.02 Indemnification on Behalf of the Company. Notwithstanding the Closing and regardless of any investigation at any time made by or on behalf of the Acquiror or any of its representatives or affiliates, or of any knowledge or information that the Acquiror or any of its representatives or affiliates may have, commencing at the Effective Time and upon the terms and subject to the conditions in this Article 10, the Surviving Company shall (solely by claim against the balance of the Indemnification Escrow Funds, to the extent permitted under Section 10.08) be indemnified from and reimbursed for all Damages imposed on or reasonably incurred by the Surviving Company as a result of (a) any breach, inaccuracy or violation of any representation or warranty made by the Company in Article 4 hereof or in the certificate delivered pursuant to Section 8.02(c) and (b) any violation by the Company of any covenant or agreement in this Agreement or any other agreement delivered hereunder to be performed or complied with by the Company. Solely for purposes of determining whether there was a breach, inaccuracy or violation under clause (a) above, and for purposes of calculating the amount of any Damages therefrom, any and all qualifications as to "Company Material Adverse Effect" and "material" in Article 4 hereof shall be disregarded, except in Section 4.09 (No Company Material Adverse Effect).

     Section 10.03 Indemnification by the Acquiror Parties. Notwithstanding the Closing and regardless of any investigation at any time made by or on behalf of the Company Group or any of their representatives or affiliates, or of any knowledge or information that the Company Group or any of their representatives or affiliates may have, commencing at the Effective Time and upon the terms and subject to the conditions in this Article 10, the Acquiror Parties shall indemnify the Company Group and their respective heirs, successors and assigns, and hold each of them harmless, from and against any and all Damages imposed on or reasonably incurred by any of them as a result of (a) any breach, inaccuracy or violation of any representation or warranty made by the Acquiror Parties in
Article 5 hereof or in the certificate delivered pursuant to Section 8.03(c) and
(b) any violation by any of the Acquiror Parties, Merger Subsidiary, or Surviving Company of any covenant or agreement in this Agreement or any other agreement delivered hereunder to be performed or complied with by any of the Acquiror Parties, Merger Subsidiary, or Surviving Company.

     Section 10.04 Claim Notice. Upon obtaining knowledge of any Claim or item of Damages which has given rise to, or could reasonably give rise to, a claim for indemnification or reimbursement hereunder, the Person entitled to indemnification or reimbursement hereunder (the "Indemnified Party") shall, as promptly as reasonably practicable after obtaining such knowledge, give written notice of such claim (a "Claim Notice") to the Person responsible for providing indemnification or reimbursement hereunder or, solely for the purpose of claims against the Indemnification Escrow Funds, to the Member Representative (the "Indemnifying Party"). The Claim Notice shall include a description of the Damages paid or incurred by the Indemnified Party, the date when such Damages were paid or incurred, the nature of the basis for indemnification or reimbursement therefor, a good faith estimate of the amount of the claim (or, if it is not practicable to determine such estimate, the amount proposed in good faith to be reserved with respect to such claim), and all material facts related to such Damages. The Indemnified Party shall furnish to the Indemnifying Party in good faith and in reasonable detail such information as the Indemnified Party may have with respect to such indemnification or reimbursement claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). No failure or delay by the Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the indemnification or reimbursement obligations hereunder, except to the extent that such failure or delay shall have adversely affected the Indemnifying Party's ability to defend against, settle or satisfy any liability, damage, loss, claim or demand for which the Indemnified Party is entitled to indemnification or reimbursement hereunder.

     Section 10.05 Third-Party Claims. If any claim set forth in the Claim Notice pursuant to Section 10.04 is a Claim asserted by a third party, the Indemnifying Party shall have 30 days after the receipt of the Claim Notice to notify the Indemnified Party in writing of the Indemnifying Party's election to defend such Claim on behalf of the Indemnified Party. If the Indemnifying Party elects to defend such Claim, the Indemnified Party shall make available to the Indemnifying Party and its agents and representatives all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control as is reasonably required by the
Indemnifying Party and shall otherwise cooperate with and assist the Indemnifying Party in the defense of such Claim. So long as the Indemnifying Party is defending such Claim in good faith, the Indemnified Party shall not pay, settle or compromise such Claim. If the Indemnifying Party elects to defend such Claim, the Indemnified Party shall have the right, but not the obligation, to participate in the defense of such Claim, at the Indemnified Party's own expense. In the event the Indemnifying Party shall assume the defense, no compromise or settlement of such claims may be effected by the Indemnifying
Party without the Indemnified Party's consent (which consent shall not be unreasonably withheld, conditioned, or delayed, provided, however, that the Indemnified Party may withhold such consent at its discretion if, in its judgment, such compromise or settlement would have an adverse impact on the future operations of the Indemnified Party or the Surviving Company). If the Indemnifying Party does not elect to defend such Claim or does not defend, contest or otherwise protect against such claim in good faith, the Indemnified Party shall have the full right, in addition to any other right or remedy it may have hereunder, to defend against such claim, action or proceeding in such manner as it may deem appropriate, including the right to make any compromise or settlement thereof (subject to the consent of the Indemnifying Party, which consent shall not be unreasonably withheld), and the Indemnified Party shall be entitled to recover the entire cost thereof from the Indemnifying Party, including reasonable attorneys' fees, disbursements and amounts paid as the result of such Proceeding, and the Indemnifying Party shall be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party.

     Section 10.06 Cap and Deductible. Notwithstanding anything to the contrary:

          (a) No member of the Acquiror Group shall be indemnified, held harmless or reimbursed, for any Damages, unless and until all Damages of the Acquiror Group otherwise reimbursable under Section 10.02, in the aggregate, collectively exceed $250,000 (the "Deductible"), following which the applicable member of the Acquiror Group shall be reimbursed for such Damages (subject to the provisions of this Article 10) only to the extent that such Damages exceed the Deductible (such Damages in excess of the Deductible are referred to herein as "Covered Claims").

          (b) Any obligations to indemnify, hold harmless, or reimburse members of the Acquiror Group under Section 10.02 will be subject to a cap (the "Cap") equal to the balance of the Indemnification Escrow Funds. In no event shall payment of Damages to the Acquiror Group exceed such Cap.

     Section 10.07 Determination of Damages. Notwithstanding anything to the contrary:

          (a) Prior to determining whether there has been a Covered Claim, the amount of any Damages shall first be reduced by (i) any condemnation award or insurance proceeds which any member of the Acquiror Group receives in connection with such item of Damages and (ii) any insurance proceeds (in addition to, but not in duplication of, the insurance proceeds described in clause (i) hereof) that would be available under the D&O Policies and the Insurance Policies if the Acquiror Parties were to comply in all respects with the covenants under Section 7.09(c) and Section 7.10 hereof. The Acquiror Parties and Surviving Company shall pursue all such reimbursements or insurance proceeds that may reasonably be expected to reduce or eliminate any Damages. If any member of the Acquiror Group receives any reimbursements or insurance proceeds after a payment is made which relates thereto, the Acquiror Parties shall promptly pay, pursuant to Section 3.03 hereof, such amount of the indemnification payment as would not have been paid had the reimbursements or insurance proceeds reduced the original payment (and any such repayment shall be a credit against any applicable indemnification threshold or limitation set forth in Section 10.06) at such time or times as and to the extent that such amount reimbursements or insurance proceeds is actually received. In addition, the Acquiror Group shall have Damages hereunder only to the extent that reserves for such Claims (after the insurance proceeds and reimbursements described in the first sentence of this Section 10.07(a)) have not been accrued for in the financial statements of the Company as of the Closing Date.

          (b) Except to the extent that any of the insurance coverage would thereby be reduced, each of the parties hereby waives any and all rights of recovery against any other party thereto, or against the officers, employees, agents or representatives of any party thereto, for loss of or damage to its property or the property of others under its control, if and to the extent such loss or damage is covered by any insurance policy in force applicable to such claim.

     Section 10.08 Exclusive Remedy. Notwithstanding anything to the contrary:

          (a) In the event the Acquiror or the Surviving Company delivers one or more Claim Notices within the Claim Period, the Acquiror may make a claim against the Indemnification Escrow Funds to the extent permitted in this
     Section 10.08(a) and in the Indemnification Escrow Agreement. The amount of the claim shall equal the estimate of the amount of the claim set forth in the Claim Notice in accordance with Section 10.04, but only to the extent such amounts constitute Covered Claims under this Article 10. Upon resolution of the claim, the Acquiror or Member Representative may authorize the Escrow Agent to pay the Surviving Company and/or the former holders of Company Interests accordingly from the Indemnification Escrow Funds.

          (b) Notwithstanding anything to the contrary, absent fraud, the provisions of this Article 10 shall be the sole and exclusive remedy available to any member of the Acquiror Group in connection with this Agreement, the Merger, or any of the transactions contemplated hereby. The sole and exclusive source of recovery by any member of the Acquiror Group shall be, to the extent provided in Section 10.08(a), by claim against the Indemnification Escrow Funds. Once amounts have been identified and collected in accordance therewith, the rights, if any, of any member of the Acquiror Group under this Article 10 shall terminate absolutely. All claims by any member of the Acquiror Group for reimbursement shall be made in accordance with this Article 10. Notwithstanding anything to the contrary, if, despite the provisions of this Article 10, any of the Members or Company Interestholders is obligated to pay any member of the Acquiror Group, then the Indemnified Parties shall be required to seek satisfaction of applicable Damages from the balance of the Indemnification Escrow Funds prior to seeking recourse against any of the Members or Company Interestholders.

     Section 10.09 Treatment for Tax Purposes. All payments by an Indemnifying Party under this Article 10 shall be treated as an adjustment to the Aggregate Merger Consideration for all foreign, federal, state, and local income tax purposes.


                                  ARTICLE 11.
                               GENERAL PROVISIONS

     Section 11.01 Member Representative.

          (a) Each of the Company Interestholders (by virtue of their approval of this Agreement and the transactions contemplated hereby, and their receipt of their pro rata portions of the consideration for the Merger under Article 2 hereof) hereby appoints Jordan K. Weisman as agent and attorney-in-fact, with full power of substitution, as the "Member Representative" for and on behalf of such holders: (i) to give and receive consents, notices and communications, (ii) to object to any payments due and owing by or to such holders under this Agreement, (iii) to negotiate and resolve disputes relating to this Agreement, including the negotiation, resolution and settlement of any and all claims for indemnification under and disputes relating to Article 10, (iv) to agree to, negotiate and enter into settlements and compromises of, and comply with orders of courts and awards of arbitrators with respect to this Agreement and the Merger, (v) to agree to, negotiate and enter into amendments or waivers of a non-material term or provision of this Agreement, (vi) to execute and deliver all documents, such as amendments or waivers of a non-material term or provision hereof, (vii) to take all other actions required or permitted to be taken by the Member Representative under this Agreement, and (viii) to take all actions necessary or appropriate in the judgment of the Member Representative for the accomplishment of the foregoing, including the execution and delivery of all documents on behalf of the Company Interestholders.

          (b) Jordan K. Weisman hereby accepts his appointment as Member Representative.

          (c) The Member Representative may be removed and replaced after the Effective Time, from time to time upon not less than 90 days prior written notice to the Acquiror and the then-serving Member Representative; provided, however, that the Member Representative may not be removed, except upon the affirmative vote of at least 75% of the Percentages (as defined in the Wizkids Operating Agreement) held by Members immediately prior to the Effective Time (excluding Members who participate as sellers in the Member Escrow Rights Transaction) to such removal and to the identity of the substituted Member Representative. Any vacancy in the position of Member Representative may be filled solely by one of the following persons by the vote of at least 51% of such Percentages: Lynn Soohoo Garbarini, Donald Gorski, Marc Sachnoff, or Thomas J. Virgin. No bond shall be required of the Member Representative, and the Member Representative shall not receive compensation for his or her services. All expenses incurred by the Member Representative in performing his duties (including fees and expenses of professional advisors) and any indemnification to be provided to the Member Representative shall be borne by each Company Interestholder to the extent of such Company Interestholder's pro rata portion of the Aggregate Merger Consideration and may, at the discretion of the Member Representative, be withheld from any amount otherwise payable to any Company Interestholder.

          (d) After the Closing Date, the Member Representative shall have the absolute right to exercise or refrain from exercising any right or rights that such Member Representative may have by reason of this Agreement, including the right to consent to the waiver of any obligation of the Acquiror under this Agreement and to enter into an agreement with the Acquiror for the purpose of amending or modifying this Agreement or any agreement effecting any such waiver, amendment or modification, and such Member Representative shall not incur any liability to any Company Interestholder with respect to exercising or refraining from exercising any such right or rights.

          (e) The power of attorney granted to the Member Representative is irrevocable and coupled with an interest.

          (f) After the Closing Date, (i) the Acquiror shall be entitled to rely exclusively upon any communications given by the Member Representative and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications made by the Member Representative and (ii) the Acquiror shall be entitled to disregard any notices or communications given or made by the Company Interestholders unless given or made through the Member Representative.

     Section 11.02 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

                If to the Company or the        Wizkids, LLC
                Member Representative, to:      11040 Main Street, Suite 100
                                                Bellevue, WA  98004
                                                Attention:  CEO
                                                Facsimile No.: (425) 641-6071

                With a copy to:                 David Wright Tremaine LLP
                                                2600 Century Square
                                                1501 Fourth Avenue
                                                Seattle, WA 98101
                                                Attention:  A. Peter Parsons &
                                                            Jason A. Farber
                                                Facsimile No.: (206) 628-7699


                If to any of the Acquiror       The Topps Company, Inc.
                Parties or the Merger           One Whitehall Street, 5th Floor
                Subsidiary, to:                 New York, NY 10004
                                                Attention: CEO & General Counsel
                                                Facsimile No.: (212) 376-0573

                With a copy to:                 Willkie Farr & Gallagher
                                                787 Seventh Avenue
                                                New York, NY 10019
                                                Attention:  Steven J. Gartner
                                                Facsimile No.: (212) 728-8111


     Section 11.03 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, exhibit, and schedule references are to this Agreement unless otherwise specified. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever used herein, the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall be applicable to both genders. All references to monetary amounts are to currency of the United States of America. If performance hereunder is due on any date which falls on a Saturday, Sunday or a bank or legal holiday, such due date shall be extended until the next succeeding business day. The Acquiror Parties are jointly and severally responsible for the performance and compliance of each other hereunder; every covenant or agreement of an Acquiror Party herein includes the obligation of the other Acquiror Parties to cause the performance of and compliance with the terms of such covenant or agreement.

     Section 11.04 Disclosure Schedules. The Company has arranged the Company Disclosure Schedule in sections corresponding to the numbered and lettered sections contained in Article 4 of this Agreement, but the disclosures in any section of the Company Disclosure Schedule shall qualify any other section in
Article 4 to the extent such disclosure relates to such other section. The Acquiror has arranged the Acquiror Disclosure Schedule in sections corresponding to the numbered and lettered sections contained in Article 5, but the disclosures in any section of the Acquiror Disclosure Schedule shall qualify any other section in Article 5 to the extent such disclosure relates to such other section. The Company shall have the right, at Closing or at any time before Closing, to deliver to the Acquiror one or more certificates, duly executed by an Member Representative of the Company, which supplement the Company Disclosure Schedule (the "Additional Disclosures"), which Additional Disclosures shall be limited to events or matters that arise or otherwise occur after the date of this Agreement, but not as a result of a material breach by the Company of any of its covenants or agreements contained herein. With respect to any Additional Disclosure, the Acquiror may refuse to close only if an event or matter disclosed in such Additional Disclosure has had a Company Material Adverse Effect that causes the condition in Section 8.02(a) (with respect to certain breaches of the representations and warranties of the Company) not to be satisfied as of the Closing Date. Disclosure of any fact or item in the Company Disclosure Schedule or any Additional Disclosure shall not necessarily mean that such item or fact, individually or in the aggregate, is material or adverse to the business, results of operations, or financial condition of the Company or any of its subsidiaries, or that such item or fact has had or is expected to have a Company Material Adverse Effect.

     Section 11.05 Entire Agreement; No Assignment; No Third Party Beneficiaries. This Agreement, the Exhibits hereto, the Company Disclosure Schedule, the Acquiror Disclosure Schedule, the Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (b) shall not be assigned by operation of law or otherwise (except in connection with the Member Escrow Rights Transaction), and
(c) shall be binding upon and inure solely to the benefit of each party hereto, and nothing herein or therein, express or implied, is intended to or shall confer upon any other person any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.09, which is intended to be for the benefit of the Surviving Company Indemnified Parties covered thereby and may be enforced by such Surviving Company Indemnified Parties, and Section 11.01, relating to the Member Representative.

     Section 11.06 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     Section 11.07 Specific Performance. The parties recognize that in the event that a party should refuse to perform any provisions of this Agreement, monetary damages alone will not be adequate. The parties shall therefore be entitled, in addition to any other remedies that may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, all of the parties hereby waive the defense that there is an adequate remedy at law and any requirement for bond or other security in connection therewith.

     Section 11.08 Dispute Resolution. This Section 11.08 applies to all disputes relating to this Agreement and any agreement or instrument delivered at Closing, but it does not apply to disputes relating to the resolution of third party claims under Section 10.05.

          (a) The parties will exercise good faith efforts to resolve any dispute arising out of this Agreement. If a dispute arises, the parties will meet in person or by telephone within ten business days of receipt of written notice thereof. If the parties do not resolve the matter within ten business days after the initial meeting, or following such longer period as the parties may agree in writing, the parties shall submit the dispute to binding arbitration.

          (b) The parties will choose a mutually agreeable arbitrator. If the parties do not agree within five business days from the date demand for arbitration is made, the parties will submit the dispute to an arbitrator designated by Judicial Arbitration & Mediation Services, Inc. (JAMS). The arbitration will commence within 30 calendar days after an arbitrator is selected, unless the parties agree to extend this time period. Arbitration will comply with JAMS arbitration rules, except to the extent they conflict with this Section 11.08. The arbitrator will have full power to give such directions and make such orders as the arbitrator deems just. This authority will include authority to hear and rule on pre-hearing disputes, set deadlines, and hold pre-hearing conferences, as the arbitrator deems necessary. However, the arbitrator will not have the authority, power, or right to alter, change, amend, modify, add, or subtract from any provision of any of this Agreement. The arbitrator will issue a written decision within 30 days after conclusion of arbitration hearing. The agreement to arbitrate will be specifically enforceable. During any arbitration proceeding, the parties will continue to perform their respective obligations under this Agreement. The award rendered by arbitration will be final and binding, and any arbitration award may be enforced by judgment entered in any court of competent jurisdiction. The Acquiror, on the one hand, and the Company Interestholders, on the other hand, shall each pay one-half the fees of the arbitrator.

     Section 11.09 Expenses. If the transactions contemplated by this Agreement are not consummated, all legal and other costs and expenses incurred by the Company in connection with the transactions contemplated by this Agreement shall be paid by the Company, and all legal and other costs and expenses incurred by the Acquiror in connection with the transactions contemplated by this Agreement shall be paid by the Acquiror.

     Section 11.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     Section 11.11 Representation. The parties hereto acknowledge and agree that they have been represented by counsel during the negotiation, execution, and performance of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual agreement, and this Agreement shall not be deemed to have been prepared by any single party hereto.

     Section 11.12 Post-Closing Representation. The parties hereto acknowledge and agree that (a) the Acquiror, on the behalf of itself and the Surviving Company, hereby consents to representation by Davis Wright Tremaine LLP of any of the Members, or any of their Affiliates, heirs, successor or assigns in any matter, before or after the Closing, that is or may be adverse to the Acquiror or the Surviving Company, including any matter arising out of this Agreement, and (b) the attorney-client privilege between Davis Wright Tremaine LLP and the Company with respect to communications with respect to this Agreement and the transactions contemplated hereby prior to and through the Closing Date shall belong to the Members after the Closing Date and not to the Surviving Company.

     Section 11.13 No Personal Liability. The Acquiror Parties and the Merger Subsidiary acknowledge that the Company and its affiliates, members, managers, officers, employees, agents and representatives, and the trustees under the Benefit Plans, and the Member Representative, have performed, or may perform, acts in connection with this Agreement on behalf of the Company, its Subsidiaries, and their respective affiliates, or on behalf of the Acquiror Parties or the Merger Subsidiary, to facilitate the Merger and the other transactions contemplated by this Agreement. Notwithstanding anything to the contrary, no such Member Representative, trustee, member, manager, officer, employee, agent or representative shall have, as a result of serving in such capacity, and the Acquiror Parties and the Merger Subsidiary hereby absolve all such persons from, any personal liability or obligation for any matter relating to or arising out of this Agreement, the Merger or any other transactions contemplated by this Agreement.

     Section 11.14 Payments to the Paying Agent. Any amounts delivered by the Acquiror Parties or any of their Affiliates to the Payment Fund for the account of the Company Interestholders in accordance with this Agreement shall be deemed to have been paid to the Company Interestholders, and the Company Interestholders shall have no recourse to the Acquiror Parties or any of their Affiliates for any such delivered amounts.

     Section 11.15 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.


                     [Signature lines are on the next page.]

     Each party has caused this Agreement and Plan of Merger to be duly executed by its duly authorized officer or representative on the date first above written.

                                        WIZKIDS, LLC

                                        By:  _____________________________
                                        Jordan K. Weisman, Manager and CEO


                                        THE TOPPS COMPANY, INC.

                                        By:  _____________________________
                                        Name  ____________________________
                                        Title  ___________________________


                                        TOPPS ENTERPRISES, INC.

                                        By:  _____________________________
                                        Name  ____________________________
                                        Title  ___________________________


                                        TOPPS FINANCE, INC.

                                        By:  _____________________________
                                        Name  ____________________________
                                        Title  ___________________________



                                        THE MEMBER REPRESENTATIVE

                                        By:  ______________________________
                                        Jordan K. Weisman, solely for purposes
                                        of accepting his appointment as Member
                                        Representative under Section 11.01(b)

INDEX OF EXHIBITS AND SCHEDULES

EXHIBITS

A. Glossary of Defined Terms
B. Form of Voting Agreement
C. Form of Jordan Weisman Employment Agreement
D. Form of Certificate of Merger
E. Form of Joinder Agreement
F. Form of Indemnification Escrow Agreement
G. Form of Working Capital Escrow Agreement
H. Methodology of Allocation of the Aggregate Merger
      Consideration among the Assets of the Company
I. Form of Opinion of Davis Wright Tremaine LLP
J. Form of Opinion of Willkie Farr & Gallagher

SCHEDULES

4.01      Organization
4.02      Capital Structure
4.03      Authority and Enforceability
4.04      No Violation
4.05      Consents
4.06      Subsidiaries
4.07      Financial Statements
4.08      No Undisclosed Liabilities
4.09      No Company Material Adverse Effect
4.10      No Changes
4.11      Conduct of the Company Business
4.12      Real Property
4.13      Tangible Property
4.14      Inventory
4.15      Accounts Receivable
4.16      Intellectual Property
4.17      Material Contracts
4.18      Compliance with Law
4.19      Material Permits
4.20      Insurance
4.21      Litigation
4.22      Taxes
4.23      Employee Benefits
4.24      Employment Matters
4.25      Labor Relations
4.26      Environmental Matters
4.27      Customers and Suppliers
4.28      Brokers' and Finders' Fees
4.29      Affiliate Transactions
4.30      Illegal or Unauthorized Payments;
             Political Contributions
4.31      Only Representations and Warranties

6.02(h)   Negative Covenants (Material Contracts)
6.02(f)   Negative Covenants (Promotions and Increases in Compensation)
6.03      New Product Release Schedule
8.01(f)   Conditions to the Merger (Material Consents of the Company)


The Company agrees to furnish supplementally to the Commission a copy of any omitted schedule or exhibit to the Merger Agreement upon request by the Commission.

                                   SCHEDULE I

           PAYMENTS TO BE MADE TO COMPANY INTERESTHOLDERS AT CLOSING

     (a) To each holder of Class A Interests, such holder's Class A Percentage times the sum of (i) 40% times the Book-Up Amount, and (ii) 36.11% times the result of the Closing Date Payment, minus the Book-Up Amount.

     (b) To each holder of Class B Interests, such holder's Class B Percentage times the sum of (i) 60% times the Book-Up Amount, and (ii) 54.165% times the result of the Closing Date Payment, minus the Book-Up Amount.

     (c) To each holder of Class C Interests, such holder's Class C Percentage times 9.725% times the result of the Closing Date Payment, minus the Book-Up Amount.

                                  SCHEDULE II

 DISTRIBUTION PERCENTAGES FOR POST-CLOSING PAYMENTS TO COMPANY INTERESTHOLDERS

     The percentage of any post-Closing payments to Company Interestholders will be in accordance with the following:

     (a) To each holder of Class A Interests, such holder's Class A Percentage times 36.11% times the amount being paid.

     (b) To each holder of Class B Interests, such holder's Class B Percentage times 54.165% times the amount being paid.

     (c) To each holder of Class C Interests, such holder's Class C Percentage times 9.725% times the amount being paid.

                                   EXHIBIT A

                           GLOSSARY OF DEFINED TERMS


     In addition to the terms defined in the Agreement and Plan of Merger by and between the Acquiror and the Company, the following terms have the following meanings throughout the Agreement and Plan of Merger:

     "Accounting Policy Exceptions" has the meaning set forth in Section 3.04(b)(iv) hereof.

     "Acquiror" has the meaning set forth in the introductory paragraph to this Agreement.

     "Acquiror Disclosure Schedule" means the disclosure schedule attached to this Agreement by the Acquiror and the Merger Subsidiary and incorporated herein by reference.

     "Acquiror Group" means the Acquiror, the Merger Subsidiary, the Surviving Company, and anyone claiming by or on behalf of the Acquiror, the Merger Subsidiary, or the Surviving Company.

     "Acquiror Parties" has the meaning set forth in the introductory paragraph to this Agreement.

     "Action" means any action, suit, claim, arbitration, grievance, complaint, charge proceeding or investigation commenced by or pending before any Government Agency.

     "Additional Disclosures" has the meaning set forth in Section 11.04 hereof.

     "Adjustment" has the meaning set forth in Section 3.04(a) hereof.

     "Adjustment Statement" has the meaning set forth in Section 3.04(c) hereof.

     "Affiliate" means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first person or entity, and, if an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any person or entity who is controlled by any such member or trust. As used in this definition, "control" (including, with correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

     "Aggregate Merger Consideration" has the meaning set forth in Section 3.01 hereof.

     "Agreement" means this Agreement and Plan of Merger (including the Company Disclosure Schedule, the Acquiror Disclosure Schedule, any Additional Disclosures, and the Exhibits hereto, all of which are incorporated herein by this reference), as it may be amended under Section 9.03 hereof.

     "Allocation" has the meaning set forth in Section 7.04 hereof.

     "Applicable Transaction Costs" means (a) the fees and commissions of Allen & Company LLC, plus (b) that amount of attorney and accounting fees incurred by the Company as of the Closing Date in order to prepare and negotiate this Agreement and close the Merger (as opposed to attorney and accounting fees incurred in the ordinary course of business or otherwise incurred in connection with transactions not related to the Merger, including any transactions involving FASA Corporation, FASA Interactive Technologies, Inc., Iron Wind Metals, LLC, Ral Partha Technologies, Inc., WizKids Games, or Wizkids Ohio).

     "Bank" means Washington Trust Bank.

     "Bank Prepayment Amount" means the amount necessary to pay off in full all principal, interest, fees and other charges due under the Loan Agreement as of the Closing Date.

     "Bankruptcy Exception" means applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     "Benefit  Plan" means an  "employee  pension  benefit  plan" (as defined in
Section  3(2) of ERISA),  an  "employee  welfare  benefit  plan" (as  defined in
Section 3(l) of ERISA), and each other plan, arrangement or policy relating to stock options, stock purchases, deferred compensation, severance, fringe benefits or other employee benefits, in each case benefiting any present or former officers, employees, agents, directors, consultants or independent contractors of the Company, whether or not subject to ERISA, including the Wizkids Deferred Bonus Plan.

     "Book-Up Amount" means $8,042,491, which was the total amount allocated to Class A Interests and Class B Interests under Section 3.6(c) of the Wizkids Operating Agreement.

     "Cap" has the meaning set forth in Section 10.06(b) hereof.

     "Certificate of Merger" has the meaning set forth in Section 1.03 hereof.

     "Claim" means a threatened or actual claim, Action, suit, proceeding, or investigation.

     "Claim Notice" has the meaning set forth in Section 10.04 hereof.

     "Claim Period" has the meaning set forth in Section 10.01 hereof.

     "Class A Interest" means a limited liability company interest in the Company designated as a Class A limited liability company interest under the Wizkids Operating Agreement.

     "Class A Merger Consideration" means the sum of all amounts payable to holders of Class A Interests under Section 3.02 and Section 3.03 hereof.

     "Class A Percentage" means, with respect to a Class A Interest, the fraction in which the numerator is the Percentage (as such term is defined in the Wizkids Operating Agreement) represented thereby, and the denominator is 50%.

     "Class B Interest" means a limited liability company interest in the Company designated as a Class B limited liability company interest under the Wizkids Operating Agreement.

     "Class B Merger Consideration" means the sum of all amounts payable to holders of Class B Interests under Section 3.02 and Section 3.03 hereof.

     "Class B Percentage" means, with respect to a Class B Interest, the fraction in which the numerator is the Percentage represented thereby, and the denominator is 50%.

     "Class C Interest" means a limited liability company interest in the Company designated as a Class C limited liability company interest under the Wizkids Operating Agreement.

     "Class C Merger Consideration" means the sum of all amounts payable to holders of Class C Interests under Section 3.02 and Section 3.03 hereof.

     "Class C Percentage" means, with respect to a Class C Interest, the percentage set forth in Section 4.02 of the Company Disclosure Schedule.

     "Closing" has the meaning set forth in Section 1.02 hereof.

     "Closing Balance Sheet" has the meaning set forth in Section 3.04(c) hereof.

     "Closing Date" has the meaning set forth in Section 1.02 hereof.

     "Closing Date Payment" has the meaning set forth in Section 3.02(c) hereof.

     "COBRA" means the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Combat Dial" means the following intellectual property rights in the record-keeping mechanism in the base of the collectible miniature game pieces sold by the Company: the configuration of such record-keeping mechanism, the inventions (whether or not patentable) therein, and those patent applications filed through the date of this Agreement.

     "Company" has the meaning set forth in the introductory paragraph of this Agreement.

     "Company Audited Financial Statements" has the meaning set forth in Section
4.07 hereof.

     "Company Disclosure Schedule" means the disclosure schedule attached to this Agreement by the Company and incorporated herein by this reference.

     "Company Employees" means employees of the Company, including current employees who are on vacation, leave of absence, sick leave, or disability leave.

     "Company Group" means the holders and former holders of Company Interests, the Manager, the officers of the Company, and (prior to the Effective Time) the Company.

     "Company Interest" means a limited liability company interest in the Company and, depending on the context, refers to a Class A Interest, Class B Interest, Class C Interest, or a combination thereof.

     "Company Interestholders" means each of the holders of a Company Interest immediately prior to the Effective Time.

     "Company Interim Financial Statements" has the meaning set forth in Section
4.07 hereof.

     "Company Leased Real Property" has the meaning set forth in Section 4.12 hereof.

     "Company Material Adverse Effect" means an event, occurrence, or condition of any character that, individually or in the aggregate, has had a material adverse effect on the business, assets, liabilities, results of operations, or condition (financial or otherwise) of the Company, taken as a whole. However, none of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been a Company Material Adverse Effect: (a) a change in general business, economic, regulatory or political conditions, (b) a general change in regional business, economic, regulatory or political conditions affecting one or more regions in which the Company operates, (c) a change affecting one or more industries or market sectors in which the Company operates, unless expressly directed at or disproportionately affecting the Company, or (d) any act of terrorism or war (whether or not declared), wherever occurring, including the events of September 11, 2001 and any subsequent terrorist, military, diplomatic or political action (other than an act expressly directed at the Company).

     "Confidentiality  Agreement"  has the  meaning  set forth in  Section  9.02 hereof.

     "Contracts" means all oral and written contracts, agreements, instruments, commitments, understandings, and binding arrangements, including leases of real and personal property, licenses, purchase orders, sales orders, distribution agreements, and partnership or joint venture agreements.

     "Covered Claims" has the meaning set forth in Section 10.06(a) hereof.

     "Customer Contracts" has the meaning set forth in Section 4.17 hereof.

     "D&O Insurance" has the meaning set forth in Section 7.09(c) hereof.

     "Damages" means any and all losses, claims, demands, liabilities, obligations, actions, suits, orders, statutory or regulatory compliance requirements, or proceedings asserted by any Person, and all damages, costs, expenses, assessments, judgments, recoveries and deficiencies, including interest, penalties, investigatory expenses, consultants' fees, and reasonable attorneys' fees and costs, of every kind and description, contingent or otherwise, incurred by or awarded against an Indemnified Party, but specifically excluding any consequential, punitive, or special damages of any kind.

     "Deductible" has the meaning set forth in Section 10.06(a) hereof.

     "Deferred Compensation" means (a) the amount of $550,000, as accrued by the Company as of the Closing Date for the Wizkids deferred compensation plan described in Section 4.23 of the Company Disclosure Schedule and (b) the amount of $400,000, as accrued by the Company as of the Closing Date for payments due Donald J. Gorski under Section 16(d) of the Employment Agreement between the Company and Donald J. Gorski dated October 1, 2001, or such lesser amount as the Company and Donald J. Gorski may agree.

     "Delaware Act" means the Limited Liability Company Act of the State of Delaware, as amended.

     "Effective Time" has the meaning set forth in Section 1.03 hereof.

     "Environmental Law" means any Law relating to the environment, health, safety or Hazardous Materials in force and effect on the date hereof, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act of 1986 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. 6901 et seq.; the Clean Water Act, 33 U.S.C. 1251 et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. 2601 et seq.; the Clean Air Act of 1966, as amended, 42 U.S.C. 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. 300f et seq.; the Atomic Energy Act, 42 U.S.C. 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. 136 et seq.; and the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. 1101 et seq.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Escrow Agent" has the meaning set forth in Section 3.02(a) hereof.

     "Escrow Amount" has the meaning set forth in Section 3.02(a) hereof.

     "Estimated Adjustment" has the meaning set forth in Section 3.04(a) hereof.

     "Estimated Net Working Capital" has the meaning set forth in Section 3.04(a) hereof.

     "FASA" means FASA Corporation.

     "FASA Payment" means the dollar amount due to FASA in the event of a change of control pursuant to that certain Royalty Agreement dated March 14, 2001 between FASA and the Company, less any offset taken by the Company. If paid prior to July 15, 2003, the FASA Payment (i) is expected to be approximately $1,661,185, and (ii) for purposes of this Agreement shall not exceed $1,800,000.

     "Finance" has the meaning set forth in the introductory paragraph to this Agreement.

     "Financial Statements" has the meaning set forth in Section 4.07 hereof.

     "GAAP" means generally accepted accounting principles in the United States, applied on a consistent basis, as in effect on the date at which an applicable report or statement is made.

     "Governing Documents" means articles of incorporation,  bylaws, certificate
of  formation,   limited  liability  company  agreement,  or  similar  governing documents of an entity.

     "Government Agency" means any Federal, state or local government or any foreign, national, provincial, or local government, or any governmental, regulatory, legislative, executive, or administrative authority, agency or commission, or any court, tribunal, or judicial body.

     "Government Order" means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Government Agency. "Government Orders" shall not include Permits, Assigned Contracts, Contracts, or Leases.

     "Hazardous Material" means any substance that has been designated as radioactive, toxic, or hazardous under applicable Environmental Laws, including PCBs, asbestos, petroleum, and urea-formaldehyde, but excluding office and janitorial supplies properly and safely maintained and excluding any hazardous materials released but properly and timely remediated.

     "Holding Company" has the meaning set forth in the introductory paragraph to this Agreement.

     "Indemnification Escrow Account" has the meaning set forth in Section 3.02(a) hereof.

     "Indemnification Escrow Agreement" has the meaning set forth in Section 3.02(a) hereof.

     "Indemnification Escrow Funds" has the meaning set forth in Section 3.02(a) hereof.

     "Indemnified Party" has the meaning set forth in Section 10.04 hereof.

     "Indemnifying Party" has the meaning set forth in Section 10.04 hereof.

     "Initial Consideration" has the meaning set forth in Section 3.01 hereof.

     "Insurance Policies" has the meaning set forth in Section 4.20 hereof.

     "Intellectual Property" means all of the following, owned or used in the current business of the Company: patents, copyrights, mask works, trademarks, service marks, domain names, trade names, business names, and all applications and registrations for any of the foregoing; Internet Web sites, Web pages, and all intellectual property used in connection with or contained in all versions of the Company's Web sites; logos, trade dress, and all rights in product configurations; trade secrets, and all other proprietary processes, technology, manufacturing information, inventions (whether or not patentable), discoveries, improvements, know how, formula methodology, business methods, processes, drawings, and designs; in all cases together with all goodwill associated with trademarks, service marks, domain names, trade names, business names, and trade dress; and, with respect to any of the foregoing, all rights under licenses, technology transfer agreements and other agreements or instruments relating thereto.

     "Jordan Weisman Employment Agreement" has the meaning set forth in Recital D to this Agreement.

     "Knowledge" means, when modifying a representation, warranty or other statement of the Company, the knowledge of the following individuals (and shall include the assurance that such knowledge is based upon reasonable investigation by such individuals): Donald Gorski, Jim Long, Mark Pearson, Marc Sachnoff, Martin Stever, Thomas J. Virgin, Dawne Weisman, and Jordan K. Weisman.

     "Law" means the common law and any federal, provincial, state, local, or foreign statute, law, ordinance, code, rule, regulation, or other requirement or rule of law.

     "Lien" means any pledge, lien, charge, security interest, mortgage, restriction, defect of title or other claim, or other encumbrance of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

     "Loan Agreement" means that certain Business Loan Agreement dated as of July 1, 2002, as amended, between the Bank as lender and the Company as borrower (including all promissory notes, security agreements, and other documents and instruments relating thereto).

     "Manager" means the manager of the Company or, after Closing, the manager of the Surviving Company.

     "Material Contracts" has the meaning set forth in Section 4.17 hereof.

     "Material Liabilities" has the meaning set forth in Section 4.08 hereof.

     "Material Permits" means all material licenses, franchises, permits, certificates, approvals or other similar authorizations granted or issued by any Government Agency necessary for the Company to owns its assets or operate its business (other than local business licenses and immaterial licenses).

     "Member" means a Person duly admitted as a member of the Company.

     "Member Approval" means the approval of the Merger, this Agreement, and the other transactions contemplated herein as described in Section 7.03 hereof.

     "Member Escrow Rights Transaction" means the purchase, or offer to purchase, by JKW Enterprises LLC of rights of Members to distributions from the Indemnification Escrow Account, subject to the Closing hereunder.

     "Member Representative" has the meaning set forth in Section 11.01 hereof.

     "Members' Meeting" has the meaning set forth in Section 7.03 hereof.

     "Merger" means the merger of the Merger Subsidiary with and into the Company pursuant to this Agreement.

     "Merger Subsidiary" means a single member limited liability company organized by the Acquiror under the laws of the State of Delaware.

     "Minimum Net Working Capital" has the meaning set forth in Section 3.04(a) hereof.

     "Net Working Capital" has the meaning set forth in Section 3.04(b) hereof.

     "Neutral Accountant" means an independent nationally recognized accounting firm that has not provided audit services to the Company or any of the Acquiror Parties or any of their respective Affiliates in connection with this Agreement or the Merger, and that is mutually agreeable to the Acquiror and the Member Representative, for purposes of resolving disputes relating to the calculation of the Net Working Capital under Section 3.04.

     "Neutral Accountant Fees" has the meaning set forth in Section 3.04(d) hereof.

     "Outside Date" has the meaning set forth in Section 9.01(b) hereof.

     "Paying Agent" has the meaning set forth in Section 3.02 hereof.

     "Payment Fund" has the meaning set forth in Section 3.02(c) hereof.

     "Permitted Exceptions" means (a) Liens for Taxes, assessments or governmental charges or levies not yet due or delinquent and being diligently contested in good faith, (b) statutory Liens of carriers, warehousemen, mechanics, materialmen and the like arising in the ordinary course of business and for obligations not yet due and payable, (c) easements, restrictive covenants, rights of way and other similar imperfections of title, (d) zoning, building and other similar restrictions, (e) temporary security interests in favor of suppliers of goods for which payment has not yet been made in the ordinary course of business consistent with past practice, (f) Liens on the interests of lessors (but not the Company as tenant or lessee), and (g) Liens listed in Section A of the Company Disclosure Schedule.

     "Person," whether or not such term is capitalized, means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, or other entity.

     "Real Property Leases" has the meaning set forth in Section 4.12 hereof.

     "Registered  Intellectual  Property"  has the  meaning set forth in Section
4.16 hereof.

     "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing, and the like into or upon any land or water or air or otherwise entering into the environment.

     "Schedule of Members" means a written list of the Members indicating Class A, Class B, or Class C, their Percentages, and their respective capital contributions and bookup adjustments under Section 3.6(c) of the Wizkids Operating Agreement.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Straddle Period" has the meaning set forth in Section 7.08 hereof.

     "Surviving Company" means the Company, as the surviving limited liability company that will remain in existence after the Merger.

     "Surviving  Company  Indemnified  Parties"  has the  meaning  set  forth in
Section 7.09(b) hereof.

     "Tax" means (a) any Federal, state, local or foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, employment, recapture, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, and (b) any liability for the payment of any amounts of the type described in clauses
(a) as a result of any express or implied obligation to indemnify any other Person.

     "Tax Authority" means any Government Agency having jurisdiction over the assessment, determination, collection, or other imposition of Tax.

     "Tax Return" means any report, return, document, declaration or other information or filing required to be supplied to any Tax Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

     "Violation" has the meaning set forth in Section 4.04 hereof.

     "Voting Agreement" has the meaning set forth in Recital C to this Agreement.

     "WizKids Games" means WizKids Games LLC, a Washington limited liability company.

     "Wizkids Ohio" means Wizkids Ohio LLC, a Delaware limited liability company, which was dissolved and liquidated in 2002.

     "Wizkids Operating Agreement" means that certain Amended and Restated Limited Liability Company Agreement of Wizkids, LLC, effective as of August 21, 2001.

     "Working Capital Escrow Account" has the meaning set forth in Section 3.02(b) hereof.

     "Working Capital Escrow Funds" has the meaning set forth in Section 3.02(b) hereof.

     "Works" has the meaning set forth in Section 4.16 hereof.